Exhibit 10.1

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

NEWTEK BUSINESS SERVICES CORP.,

NEWTEK BUSINESS SERVICES HOLDCO 1, INC.,

PREMIER PAYMENTS LLC

AND

JEFFREY RUBIN

JULY 23, 2015

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5.24.	Regulatory Compliance	22
5.25.	Absence of Certain Business Practices	22
5.26.	Customers; Terminated Customers	22
5.27.	Reserved	23
5.28.	No Other Agreements to Sell Company	23
5.29.	Powers of Attorney	23
5.30.	Exclusivity of Representations and Warranties	23

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF PURCHASER AND NEWTEK		23

6.1.	Organization	24
6.2.	Authorization	24
6.3.	No Violations; Required Consents	24
6.4.	Governmental Approvals	24
6.5.	Litigation	24
6.6.	Brokers	24
6.7.	Purchase for Investment; Investigation	25

ARTICLE 7 COVENANTS		25

7.1.	Confidentiality and Announcements	25
7.2.	Restrictive Covenants	26
7.3.	Expenses	28
7.4.	Tax Matters	29
7.5.	Conduct of Business Pending Closing	32
7.6.	Consents	35
7.7.	Release	35
7.8.	Further Assurances	36
7.9.	Assistance in Defense	36
7.10.	Waiver of Right of First Offer; Termination of Operating Agreement	36
7.11.	Fulfillment of Agreements	36
7.12.	Access, Information and Documents	37
7.13.	Acquisition Proposals	37
7.14.	Notice of Certain Events	37
7.15.	Employees	38
7.16.	Residuals	38

ARTICLE 8 CLOSING CONDITIONS		40

8.1.	Purchaser Closing Conditions	40
8.2.	Seller’s Closing Conditions	41

ARTICLE 9 INDEMNIFICATION		41

9.1.	Indemnification by Seller	41
9.2.	Indemnification by Purchaser	42
9.3.	Claim Procedures	42

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9.4.	Limitation on Indemnification	44
9.5.	Survival Period	45
9.6.	Right of Setoff	46
9.7.	Characterization of Indemnity Payments	46
9.8.	Exclusive Remedy	46

ARTICLE 10 TERMINATION		47

10.1.	Termination Events	47
10.2.	Termination Procedure	47
10.3.	Effect of Termination	48

ARTICLE 11 GENERAL		48

11.1.	Amendments; Waiver	48
11.2.	Entire Agreement	48
11.3.	Interpretation	48
11.4.	Severability	49
11.5.	Notices	50
11.6.	Binding Effect; Persons Benefiting; No Assignment	51
11.7.	Counterparts; Execution by Facsimile or Electronic Means	51
11.8.	No Prejudice	51
11.9.	Governing Law; Arbitration	52
11.10.	Relationship	52

EXHIBITS

Exhibit A	Definitions
Exhibit B	Limited Liability Company Membership Interest Assignment
Exhibit C	[Reserved]
Exhibit D	Seller Wiring Instructions; Seller Securities Account Information
Exhibit E	Irrevocable Direction Letter to Transfer Agent
Exhibit F	Form Employment Agreement
Exhibit G	Form of Lockup and Registration Rights Agreement
Exhibit H	Form of Consulting Agreement
Exhibit I	Form of Non-Compete Agreement

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SCHEDULES

Schedule 4.2(a)(ix)-Material Contracts requiring Third Party Consent

Schedule 4.2(a)(x)-Related Party Agreements

Schedule 5.1(b)-D&O of Company

Schedule 5.3-Violations

Schedule 5.4-Government Approvals

Schedule 5.5(c)-Commitments or Options to Purchase Company’s Membership Interests

Schedule 5.6-Acquisitions or Purchase of Assets

Schedule 5.7-Financial Statements

Schedule 5.8-Title to Assets

Schedule 5.10(b)-Real Property Leases

Schedule 5.10(c)-No Leased Real Property Default

Schedule 5.11-Bank Accounts

Schedule 5.12(a)-Liabilities

Schedule 5.12(b)-Indebtedness

Schedule 5.13(b)-Changes or Events

Schedule 5.14(a)-Compliance with Laws/Permits

Schedule 5.15-Litigation

Schedule 5.16(a)-Material Contracts

Schedule 5.16(c)-Agreements with Affiliates

Schedule 5.17(e)-Tax Returns

Schedule 5.18(a)-Employee Benefit Plans

Schedule 5.19(a)-Employment Info. for all Managers/Consultants/Employees

Schedule 5.19(b)-Employment Legal Proceedings

Schedule 5.19(d)-Independent Contractor Restrictive Covenants

Schedule 5.20(a)(i)-IP and Software

Schedule 5.20(a)(ii)-IP and Software not owned by Company (Inbound Licenses)

Schedule 5.20(a)(iii)-Outbound Licenses

Schedule 5.20(a)(iv)-Royalties and Fees

Schedule 5.20(b)-Disclosed Trade Secrets

Schedule 5.21(b)-Insurance Claims

Schedule 5.22(a)-Compliance with Environmental Laws/Permits/Hazardous Substances

Schedule 5.22(b)-Notices of Violations of Environmental Laws

Schedule 5.23-Brokers

Schedule 5.25-[Reserved]

Schedule 5.28(a)-Top 10 Merchant Accounts

Schedule 5.28(b)-Merchants that Ceased Being Customers

Schedule 5.30-Agreements to Sell Company

Schedule X-Tax Treatment and Purchase Price Allocation

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is dated as of July 23, 2015, by and among Newtek Business Services Corp., a Maryland corporation (“Newtek”), Newtek Business Services Holdco 1, Inc., a New York corporation and wholly-owned subsidiary of Newtek (the “Purchaser”), Premier Payments LLC, a New York limited liability company (the “Company”), and Jeffrey Rubin, an individual and owner of all of the membership interests of the Company (the “Seller” or “Rubin”). Each of Newtek, Purchaser, Company and Seller may be individually referred to herein as a “Party” and collectively referred to herein as the “Parties.”

RECITALS

WHEREAS, Seller owns all of the issued and outstanding limited liability company membership interests of the Company (the “Membership Interests”); and

WHEREAS, Seller desires to sell and transfer all of the Membership Interests to Purchaser, and Purchaser desires to purchase and acquire from Seller all of the Membership Interests, on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1. Definitions. As used herein, capitalized terms shall have the respective meanings set forth in Exhibit A hereto.

ARTICLE 2

SALE AND PURCHASE OF MEMBERSHIP INTERESTS

2.1. Sale and Purchase of Membership Interests. On and subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, the Membership Interests, free and clear of any Encumbrances. For the avoidance of doubt, the Purchaser is not acquiring the cash advance business and/or the class action marketing business owned or operated by the Seller Affiliates (as defined in Section 3.1) and/or Rubin pursuant to this Agreement, whether by way of acquisition of the Membership Interests or otherwise.

2.2. Method of Conveyance. The sale, transfer and delivery of the Membership Interests by Seller to Purchaser in accordance with this Article 2 shall be effected by Seller’s execution and delivery of a limited liability company membership interest assignment substantially in the form attached hereto as Exhibit B (the “Membership Interest Assignment”), which Membership Interest Assignment represents the Membership Interests owned by Seller being sold, transferred and delivered to Purchaser in accordance with the terms and conditions of this Agreement.

ARTICLE 3

PURCHASE PRICE

3.1. Purchase Price.

(a) In full consideration of the sale and transfer of the Membership Interests, Purchaser shall pay and deliver, or cause to be paid and delivered on Purchaser’s behalf, as the case may be, to, or at the direction of, Seller a total purchase price (the “Purchase Price”) equal to the sum of: (i) six (6) times the current combined annualized EBITDA for the Company and for the merchant payment processing portfolios conveyed by JR Group, Inc., a New York corporation (“JRG”) and Summit Processing Group, LLC, a New York limited liability company (“Summit,” and together with JRG, each a “Seller Affiliate” and collectively, the “Seller Affiliates”) to the Company (the “Conveyed Merchant Portfolios”) (exclusive of the Rocket Lawyer, Big Deal and IAHCP Customer Accounts) utilizing the Interim Financial Statements, plus (ii) three (3) times the combined annualized residual cash flows, net of payments to agents or third parties, for two Customer Accounts—Big Deal and IAHCP. Based on the Interim Financial Statements and applying the formula above, the Purchase Price is calculated to be equal to Sixteen Million Four Hundred and Eighty Three Thousand Four Hundred and Six Dollars ($16,483,406). In calculating EBITDA for purposes of this Section 3.1, the salary and benefits associated with Michael Langer and Patrick Ohlendorf have been removed and not included in the calculation and no value has been given to the Rocket Lawyer Customer Account.

(b) The Purchase Price shall consist of a combination of cash and shares of Newtek Stock apportioned as follows: (i) 85% of the Purchase Price shall be paid in cash in immediately available funds (the “Cash Consideration”), and (ii) 15% of the Purchase Price shall be paid by Newtek’s delivery to Seller of shares of Newtek Stock with a Fair Market Value (“FMV”) determined as of the Closing Date equal to 15% of the Purchase Price, rounded to the nearest whole share of Newtek Stock (the “Equity Consideration”). The FMV of the shares of Newtek Stock utilized for purposes of determining the number of shares being delivered to the Seller as the Equity Consideration shall be the average closing price of the Newtek Stock as reported on NASDAQ for the three (3) Business Days preceding the Closing Date. The Purchase Price shall be paid to the Seller on the Closing Date in accordance with Section 3.2.

3.2. Payment of Purchase Price. At Closing, Purchaser shall pay or cause to be issued to the Seller, the following:

(a) by Wire Transfer to the account set forth on Exhibit D, an amount equal to the Cash Consideration; and

(b) by delivery of shares of Newtek Stock or crediting the Seller’s securities account set forth on Exhibit D equal to the Equity Consideration.

ARTICLE 4

CLOSING

4.1. Closing.

(a) The closing of the Contemplated Transactions (the “Closing”) shall, unless the Parties otherwise agree, take place on the third (3rd) Business Day following the date on which all conditions set forth in Article 8 (other than conditions to be satisfied by the delivery of documents or the payment of money or issuance of securities at the Closing) have been satisfied or waived by the Party or Parties entitled to the benefit thereof at the offices of Pepper Hamilton LLP, The New York Times Building, 620 Eighth Avenue, 37th Floor, New York, NY 10018-1405, or such other location or date as the Parties may mutually agree. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” In lieu of an in-person Closing, the Closing may instead be accomplished by facsimile or email (in PDF format) transmission of the requisite documents, duly executed where required, to the respective offices of legal counsel for the Parties, delivered upon actual confirmed receipt, with originals delivered by delivery to an overnight courier service on the next Business Day following the Closing. The Parties hereto acknowledge and agree that all proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing shall be deemed taken and executed simultaneously on the Closing Date, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

(b) At the Closing, Seller shall be entitled to retain all of the unrestricted cash of the Company and its Affiliates (provided that the Company, the Seller or an Affiliate of the Seller has paid, satisfied in full or reserved for payment any accrued and unpaid financial obligation of the Company as of the Closing).

4.2. Closing Deliveries.

(a) Deliveries by Seller and Company. At or prior to the Closing, Seller and Company shall deliver to Purchaser:

(i) the Membership Interest Assignment, properly endorsed by Seller and other instruments as may be necessary to transfer record ownership of the Membership Interests into Purchaser’s name on the books of Company;

(ii) all of Company’s Books and Records, including all employment records, financial and accounting records and files; provided, that, the Parties acknowledge and agree that delivery of such Books and Records shall be satisfied by Company making the Books and Records available to Purchaser at the location of the Company’s Leased Real Property;

(iii) as to Company, a certificate dated as of the Closing Date and signed on its behalf by its managing member or other senior officer of Company to the effect that: (A) (1) the copies of Organizational Documents attached to the certificate are true, correct and complete in all respects; (2) such Organizational Documents have been in full force and effect in the form attached to the certificate since the date of the adoption of the resolutions referred to in clause (3) below and no amendment to such Organizational Documents has occurred since the date of the last amendment annexed thereto; (3) the resolutions of the member(s) of Company authorizing the actions taken in connection with the Contemplated Transactions were duly adopted at a duly convened meeting thereof, at which a quorum was present and acting throughout, or by unanimous written consent, remain in full force and effect, and have not been amended, rescinded or modified; (B) each officer or other individual executing this Agreement and each of the Transaction Documents to which Company is a party is an incumbent officer or otherwise duly authorized to execute such agreements and documents on behalf of Company and the specimen signature on such certificate is his or her genuine signature; (C) Company and Seller have fulfilled or Purchaser has waived all conditions set forth in Section 8.1 that are required to be fulfilled by it or them on or prior to the Closing Date; and (D) Company is in good standing in all jurisdictions in which the failure to be in good standing would have a Material Adverse Effect on Company. The certificate referred to above in clause (iii) shall attach good standing certificates with respect to the Company certified by the secretary of state or other appropriate officials, dated as of a date not more than ten (10) days prior to the Closing Date;

(iv) the Interim Financial Statements;

(v) the Employment Agreement, executed by and between Company and Jordan Stein, dated the Closing Date, substantially in the form of Exhibit F attached hereto (the “Employment Agreement(s)”);

(vi) the Lockup and Registration Rights Agreement, executed by Seller, dated the Closing Date;

(vii) the Consulting Agreement, executed by and between Newtek and Rubin, dated the Closing Date, substantially in the form of Exhibit H (the “Consulting Agreement”);

(viii) the Non-Compete and Non-Solicitation Agreement, executed by Rubin in favor of Purchaser and Newtek, dated the Closing Date, substantially in the form of Exhibit I (the “Non-Compete Agreement”);

(ix) the written Consent of all third parties to the direct or indirect assignment, transfer or conveyance to the Company (and indirectly to the Purchaser and Newtek) on the Closing Date of all Material Contracts of the Company and its Affiliates pertaining to the Merchant Processing Business, in form and substance reasonably satisfactory to the Purchaser and its counsel, including, without limitation, the Elavon ISO Agreement (along with an extension of the original term of the Elavon ISO Agreement until no earlier than March 25, 2017), the CardConnect Agreement and such other Material Contracts, including the landlord’s Consent to the assignment and assumption of the Real Property Lease by the Company, as shall be delineated on Schedule 4.2(a)(ix) hereto;

(x) evidence in form and substance reasonably acceptable to Purchaser of the termination of all Related Party Agreements, if any, set forth on Schedule 4.2(a)(x);

(xi) the written resignations of all of the officers and managers of Company requested by Purchaser (effective as of the Closing Date);

(xii) pay-off letter(s), in form and substance reasonably acceptable to Purchaser from all holders of any secured or unsecured Indebtedness of Company as of the Closing Date, in each case, stating: (A) the amount as being sufficient to repay in full all such Indebtedness owing to such holder; (B) that, effective upon Seller’s tender to such holder of the payoff amount, all Encumbrances in favor of such holder on Company’s assets shall be terminated, released and discharged and that such holder shall deliver to Purchaser or Purchaser’s designee any instruments, certificates, statements and other documents necessary to evidence such termination, release and discharge; and (C) authorizing Purchaser or Purchaser’s counsel to make all filings necessary or desirable to terminate any financing statement or other notice or evidence of any such Encumbrance;

(xiii) a certificate, in form and substance acceptable to Purchaser, that Seller is not a foreign person within the meaning of Section 1445 of the Code;

(xiv) documentation reasonably acceptable to Purchaser evidencing that all notifications, applications and other documents required under Applicable Law to be given, made or filed prior to Closing in connection with any Permits necessary for the operation of the Company’s Merchant Processing Business following the Closing in the manner conducted immediately prior to the Closing Date have been given, made or filed, and all periods which are required to pass between the giving, making or filing of such notifications, applications and other documents and the Closing in connection with such Permits under Applicable Law shall have passed;

(xv) evidence in form and substance acceptable to Purchaser of the continuation of the Company’s 401(k) Plan on and following the Closing; and

(xvi) such other documents, instruments of sale, transfer, conveyance, and assignment as Purchaser and its counsel may reasonably request in order to carry out the Contemplated Transactions.

(b) Deliveries by Purchaser. At or prior to the Closing, Purchaser shall deliver or cause to be delivered to Seller:

(i) the Cash Consideration payable to Seller pursuant to Section 3.2(a) hereof;

(ii) the Equity Consideration;

(iii) the Lockup and Registration Rights Agreement, executed by Newtek, dated the Closing Date, substantially in the form of Exhibit G attached hereto, (the “Lockup and Registration Rights Agreement”);

(iv) as to each of the Purchaser and Newtek, a certificate dated as of the Closing Date and signed on its behalf by a senior officer to the effect that: (A) (1) the Organizational Documents of Purchaser or Newtek, respectively, attached to the certificate are true, correct and complete in all respects, (2) the Organizational Documents of Purchaser or Newtek, respectively, attached thereto are in full force and effect on the Closing Date; (B) each officer or other individual executing this Agreement and each of the Transaction Documents to which Purchaser or Newtek is a party is an incumbent officer or otherwise duly authorized to execute such agreements and documents on behalf of Purchaser or Newtek, as applicable, and the specimen signature on such certificate is his or her genuine signatures; and (C) Purchaser has fulfilled or Seller has waived all conditions set forth in Section 8.2 hereof that are required to be fulfilled by it on or prior to the Closing Date;

(v) the Irrevocable Direction Letter to Transfer Agent, executed by Newtek and delivered to Transfer Agent on the Closing Date, directing Transfer Agent to issue and deliver to Seller the Certificate evidencing the Equity Consideration, in the form of Exhibit E (the “Irrevocable Direction Letter to Transfer Agent”); and

(vi) the return to Seller of the security deposit for the Real Property Leases.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as otherwise disclosed in a schedule delivered to Purchaser and Newtek by Company and Seller in connection with the execution of this Agreement (the “Disclosure Schedule”), Seller hereby represents and warrants to Purchaser and Newtek that each of the representations and warranties contained in this Article 5 are true and correct as of the date of this Agreement (except to the extent that such representations and warranties speak as of another date, in which case, as of such date).

5.1. Organization and Power.

(a) Company is duly organized, validly existing and in good standing under the laws of the State of New York. Company has the requisite power and authority to own its property and to carry on the Business as presently conducted. Company is duly qualified and authorized to conduct business and is in good standing under the laws of each jurisdiction in which the nature of the Business makes such qualification necessary except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Material Adverse Effect.

(b) Company has delivered to Purchaser correct and complete copies of the Organizational Documents of Company, as amended through the Closing Date. Company is not in violation of any term of its Organizational Documents, as amended through the Closing Date. A true and complete listing of the officers and directors of Company is set forth on Schedule 5.1(b).

5.2. Authorization and Enforceability. Company has all requisite power and authority, and has taken all limited liability company action necessary, to execute, deliver and perform this Agreement and the Transaction Documents to which it is a party, to consummate the Contemplated Transactions and to perform its obligations hereunder and thereunder. Seller has all requisite power and authority, and has taken all action necessary, to execute, deliver and perform this Agreement and the Transaction Documents to which it is a party, to consummate the Contemplated Transactions and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents by Company and Seller and the consummation by Company and Seller of the Contemplated Transactions have been duly approved by Seller. No other limited liability company proceedings or action on the part of Company or Seller is necessary to authorize this Agreement and the other Transaction Documents and the Contemplated Transactions. This Agreement and the other Transaction Documents to which any of Company or Seller is a party have been duly executed and delivered by Company and Seller (as applicable) and, assuming the due authorization, execution and delivery hereof by Newtek and Purchaser, are the valid and binding obligation of Company and Seller, as applicable, enforceable against each in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by Applicable Law.

5.3. Non-Contravention; Consent. Except as set forth in the Disclosure Schedule, neither the execution, delivery, and performance of this Agreement or the other Transaction Documents by Company or Seller, nor the consummation of the Contemplated Transactions, will contravene or violate (a) any Applicable Law to which Company or Seller is subject, (b) any judgment, order, writ, injunction, or decree of any court, arbitrator, or Governmental Authority that is applicable to Company or Seller, or (c) the Organizational Documents of Company; nor will such execution, delivery, or performance (i) constitute a Default under, or give rise to a loss of any benefit to which Company is entitled or require the consent of any other party to, any Material Contract or give any party thereto with rights thereunder the right to terminate, modify, cancel, or accelerate the rights or obligations of Company thereunder, (ii) cause any acceleration of the maturity of any note, instrument or other obligation with respect to any Liability or Indebtedness of Company or with respect to any document in which Company is an obligor or guarantor or (iii) result in the creation or imposition of any Encumbrance (other than any Permitted Encumbrance) of any kind whatsoever upon or give to any other Person any interest or right (including any right of termination or cancellation) in or with respect to any of the Assets or Contracts of Company, except in any such case under clauses (a) (i) or (ii) of this Section 5.3 for any such violations, breaches, defaults, terminations, accelerations, cancellations or other occurrences that would not reasonably be expected to have a Material Adverse Effect and except for those relating to obligations which will be discharged at Closing.

5.4. Governmental Approvals. Except as set forth in the Disclosure Schedule, no authorization, approval, or consent of, and no registration or filing with, any Governmental Authority is required to be made or obtained by Company or Seller in connection with the execution, delivery, and performance of this Agreement or the other Transaction Documents by Company or Seller other than where the failure to make such filing or obtain such approval would not reasonably be expected to have a Material Adverse Effect.

5.5. Capitalization of Company; Title to Membership Interests.

(a) The Membership Interests constitute the only issued and outstanding limited liability company membership interests of Company and are owned of record and beneficially solely by Seller. The Membership Interests have been validly issued and are fully paid and non-assessable. None of the Membership Interests have been issued in violation of any preemptive or similar right.

(b) Seller has good and valid title to the Membership Interests, free and clear of all Encumbrances, other than restrictions on transfer under state and federal securities laws and upon delivery by Seller of the Membership Interest Assignment, Purchaser will acquire good and valid title to such Membership Interests, free and clear of any Encumbrance (other than restrictions on transfer under state and federal securities Laws).

(c) Except as set forth in Section 5.5(c) of the Disclosure Schedule, (i) there are no outstanding warrants, options or other rights, commitments, agreements or understandings to purchase or acquire any limited liability company membership interests or other equity Securities of Company; and (ii) there are no outstanding debt Securities of Company convertible into equity Securities or otherwise containing equity provisions. There are no rights of first refusal, rights of first offer, subscription rights, preemptive rights or other similar rights with respect to the issuance or sale of Company’s limited liability company membership interests. Except as set forth in Section 5.5(c) of the Disclosure Schedule, Company has no Contracts with its members or any other Person respecting Company’s limited liability company membership interests or other Securities of Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to Company.

(d) Seller has not entered into or granted any outstanding warrants, options, commitments, agreements or understandings with any Person (except for the Contemplated Transactions) to sell, transfer or otherwise dispose of any limited liability company membership interests of Company, including the Membership Interests. There are no voting trusts or other similar agreements or understandings to which Company or any of its members are a party with respect to the voting of limited liability company membership interests of Company. There are no restrictions on the transfer of any equity Securities or other ownership interest in Company, other than those arising from federal and state securities laws and there are no understandings or agreements respecting the ownership interests of Company.

(e) All of the Securities of Company were sold in compliance with all Applicable Law and have been exempt from registration pursuant to the registration provisions of the Securities Act and applicable national or state securities laws, and no such Securities were registered under any such act or laws.

5.6. Subsidiaries. The Company does not have any Subsidiaries nor does it own any equity interest in any other Person, including any joint venture, partnership or other similar arrangement. Except in connection with the Contemplated Transactions or as set forth in Section 5.6 of the Disclosure Schedule, the Company has not acquired nor intends to acquire prior to the Closing Date any business or Person, whether by merger or consolidation, purchase of assets or equity Securities or otherwise.

5.7. Financial Statements.

(a) Attached in Section 5.7 of the Disclosure Schedule are true and correct copies of (i) the unaudited pro forma consolidated balance sheet of the Company, the Conveyed Merchant and certain other assets and liabilities of the Seller Affiliates, as of December 31, 2014 (such December 31, 2014 balance sheet is sometimes referred to herein as the “Balance Sheet”) and the statements of income for the fiscal year then ended (the “Statement of Income”, and together with the Balance Sheet, collectively, the “2014 Year-End Financial Statements”) and (ii) the unaudited pro forma consolidated balance sheet and the related statement of income of the Company together with the Conveyed Merchant Portfolios as of March 31, 2015 (the “Balance Sheet Date”), and the related statements of income, member’s equity and cash flows for the period then ended (the “Interim Financial Statements”, and together with the Year-End Financial Statements, the “Financial Statements”).

(b) The Financial Statements (i) fairly present in all material respects the consolidated financial position of Company and the Seller Affiliates as of their respective dates and the results of operations for the respective periods reported therein; and (ii) have been prepared from the Books and Records of Company and in accordance with GAAP, except as may be indicated in the notes thereto and except for the unaudited financial statements, which are subject to normal year-end audit adjustments and do not contain footnotes, and except for certain adjustments and allocations required in connection with the preparation of the pro forma balance sheets and related statements of income, member’s equity and cash flows.

(c) Company maintains accurate books and records reflecting its Assets and Liabilities and maintains adequate internal control procedures in light of Company’s size, operations and industry over financial reporting that provides reasonable assurance that (i) transactions are executed with the authorization of management; (ii) transactions are recorded as reasonably necessary to permit preparation of the Financial Statements and to maintain accountability for Company’s consolidated Assets in all material respects; and (iii) accounts, notes and other receivables were recorded accurately and properly in all material respects and adequate procedures in light of Company’s size, operations and industry are implemented to effect the collection thereof on a current and timely basis. Since January 1, 2014, neither Company’s manager nor any officers have been advised of: (x) any material deficiencies in the design or operation of internal controls effecting Company’s ability to record, process, summarize and report financial data; or (y) any fraud, whether or not material, that involves management or other Employees who have a role in Company’s internal controls. No material weaknesses in internal controls have been identified by Company; and there have been no significant changes in internal controls or other factors, including any corrective actions with regard to significant deficiencies and material weaknesses.

5.8. Title to Assets.

(a) Company has good, valid and marketable title to, valid leasehold interests in or valid licenses to use, all of its respective Assets, including, without limitation, all Assets reflected on the Financial Statements and those acquired since the Balance Sheet Date, including the Conveyed Merchant Portfolios (except in each case for Assets sold or otherwise disposed of since the Balance Sheet Date in the Ordinary Course of Business), and except as set forth in Section 5.8 of the Disclosure Schedule all such Assets are free and clear of all Encumbrances, other than Permitted Encumbrances. Company owns or has the valid right to use all Assets necessary for the Company’s operation of the Merchant Processing Business.

(b) All facilities, vehicles, machinery, equipment and other items of tangible Assets, carried on the Books and Records of Company at a value of five thousand dollars ($5,000) or more (i) are in good operating condition and repair, subject to normal wear and maintenance, and (ii) are useable in the regular and ordinary course.

5.9. Receivables.

(a) All of the accounts receivable of Company as of the Closing Date are reflected in the Interim Financial Statements or have been acquired in the Ordinary Course of Business after the period reflected therein (the “Receivables”). Each of the Receivables has arisen or will arise solely in a bona fide transaction in the Ordinary Course of Business. The prices charged to clients in the creation of any accounts receivable are consistent with that stated on such client Contracts as may exist and as such may be modified or amended. As of the date hereof, no the Knowledge of the Company, no account debtor has asserted any set-off, deduction or defense with respect to any Receivable.

(b) Subject to the “allowance for doubtful accounts” accrued for on the Interim Financial Statements or accrued thereafter in accordance with GAAP, each of the Receivables constitutes or, to the extent entered into after the date hereof, will constitute, a bona fide Claim in the full amount thereof against the debtor charged therewith on the books of Company.

(c) Company has delivered or caused to be delivered to Purchaser a complete and accurate aging of all accounts receivable reflected on, and notes receivable included in, the Interim Financial Statements.

5.10. Real Property.

(a) Company does not own, nor has ever owned, any real property.

(b) Section 5.10(b) of the Disclosure Schedule sets forth all leases of real property, occupancy agreements or similar agreements (the “Real Property Leases”) under which Company is a lessee, sub-lessee, tenant, or licensee of any real property owned by any third Person (the “Leased Real Property”). Such list sets forth the location of each parcel of such Leased Real Property, the landlord thereof, and the nature of the activities conducted on such Leased Real Property. Company has made available to Purchaser true, correct and complete copies of each Real Property Lease. With respect to the Real Property Leases, (i) there exists no Default under the Real Property Leases by Company and Company has not received written notice of any such Default; (ii) to the Knowledge of Company, there exists no Default by any third party thereunder; (iii) no landlord or owner of the Leased Real Property has refused to accept rent or made any complaint or objection and the receipt for the payment of rent which fell due immediately prior to the date of this Agreement is unqualified; (iv) no material alterations have been made to the Leased Real Property at the expense of Company without first obtaining all necessary consents and approvals; and (v) all of the terms and conditions in relation to the rent for the Leased Real Property are contained in the relevant lease or other document relating thereto and there are no other agreements, documents or letters relating to or affecting the same.

(c) Each Real Property Lease is a legal, valid and binding obligation of Company, and, to the Knowledge of Company, each other party thereto, enforceable against each such other party thereto in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity. All property Taxes and other charges payable by Company with respect to the Real Property Leases have been duly paid and there are no pending or, to the Knowledge of Company, threatened, complaints, charges or claims against Company brought or filed with or made by any Governmental Authority, arbitrator or court in connection with such Real Property Leases. Except as set forth on Schedule 5.10(c), the consummation of the Contemplated Transactions will not result in any Default, penalty, increase in the amounts payable under or modification to any Real Property Lease.

(d) None of the Leased Real Property is subject to any right or option granted by Company in favor of any Person to purchase or otherwise obtain title to such property. With respect to the Leased Real Property, (i) to the Knowledge of Company, there is no pending condemnation or similar proceeding, or threatened condemnation (or similar proceedings) of any part of the Leased Real Property; (ii) Company has not assigned its interests under any Real Property Lease to any third party; and (iii) no option has been exercised under any Real Property Lease.

5.11. Bank Accounts. Schedule 5.11 sets forth (i) the names and locations of all banks, trusts, companies, savings and loan associations and other financial institutions at which Company maintains safe deposit boxes, checking accounts or other accounts of any nature with respect to its Business and (ii) the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

5.12. Absence of Liabilities and Indebtedness.

(a) Except as set forth in Section 5.12(a) of the Disclosure Schedule, Company does not have any Liability other than: (i) Liabilities reflected on the Financial Statements and not paid or discharged as of the Closing Date, (ii) Liabilities of the type reflected on the Financial Statements arising subsequent to the Balance Sheet Date in the Ordinary Course of Business (iii) Liabilities arising from executory obligations under Contracts to which Company is a party (iv) Liabilities not required under the Historical Manner of Determination to be shown on a balance sheet of the Company, (v) Liabilities disclosed in, related to or arising under any agreements, instruments or other matters disclosed in this Agreement or any Schedule hereto, (vi) Liabilities incurred in connection with the negotiation and execution of this Agreement or the consummation of the transactions contemplated hereby or thereby, or (vii) other undisclosed liabilities that are not, individually or in the aggregate, material to the Company.

(b) Except as set forth on Section 5.12(b) of the Disclosure Schedule, Company has no Indebtedness.

5.13. Absence of Changes or Events.

(a) Since the Balance Sheet Date, Company has conducted the Business in the Ordinary Course of Business (including the collection of Receivables, the payment of payables and the making of capital expenditures) and there has not occurred any event or condition which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on Company. Without limiting the generality of the foregoing, since the Balance Sheet Date, Company has used commercially reasonable efforts to preserve the Business and business organization intact, to retain their Permits, and to preserve the existing Contracts and Goodwill of its suppliers, vendors, service providers, insurance carriers, brokers, agents, personnel and others having business relations with Company.

(b) Without limiting the generality of the foregoing, since the Balance Sheet Date, except as set forth in Section 5.13(b) of the Disclosure Schedule, Company has not:

(i) amended any of its Organizational Documents;

(ii) changed the compensation of any of its officers, Employees, directors, agents, representatives or consultants, or paid or agreed to pay any bonus or similar payment, in each case, other than in the Ordinary Course of Business;

(iii) entered into, adopted or amended or committed to enter into, adopt or amend any Employee Benefit Plan;

(iv) incurred any Indebtedness, made any loans or advances, issued any debt Securities or assumed, guaranteed or otherwise became responsible for the obligations of any Person, or subjected any of its properties or assets to any Encumbrance, except for the routine advancement of expenses to any Employee in the Ordinary Course of Business;

(v) entered into, materially amended or terminated (except to the extent expired pursuant to its terms) any Material Contract;

(vi) acquired, disposed, sold, leased or licensed any material assets or properties, or made any commitment to do so, except in the Ordinary Course of Business;

(vii) adopted or changed any method of accounting (including any method of Tax accounting);

(viii) changed its method of management, reporting or operations, in each case, in any material respect;

(ix) promoted, demoted, changed the job title of, or otherwise altered in any material respect the responsibilities or duties of, any officer;

(x) made or caused to be made any dividend, distribution, redemption, repurchase, recapitalization, reclassification, issuance, split, combination or other transaction involving limited liability company membership interests of Company or other equity Securities, or any option, warrant or right to acquire any such limited liability company membership interests of Company or equity Securities;

(xi) made, changed or revoked any Tax election or entered into any Contract or arrangement with respect to Taxes;

(xii) changed its commissions payable to Customer Facing Persons or any consultants, other than in the Ordinary Course of Business;

(xiii) acquired, or agreed to acquire, any business or Person, whether by merger or consolidation, purchase of assets or equity Securities or any other manner;

(xiv) canceled or waived any rights of substantial value, or paid, discharged or settled any Claim of substantial value in an amount in excess of $10,000;

(xv) failed to make any capital expenditures consistent with the existing budget of Company or committed to make any capital expenditures after the Balance Sheet Date, in each case, in an amount in excess of $25,000; and

(xvi) committed to do any of the foregoing referred to in clauses (i) - (xv).

5.14. Compliance with Laws; Permits.

(a) Except as set forth on Schedule 5.14(a), Company has complied with each, and is not in violation of, any Applicable Law, in any material respect, and has not failed in any material respect to obtain or adhere to the requirements of any Permit necessary to the ownership of Company’s Assets or to the conduct of the Business except for any such violations that would not reasonably be expected to have a Material Adverse Effect.

(b) Company has obtained all Permits necessary or desirable for the carrying on of the Business as presently conducted, except where the failure to hold any such Permit would not reasonably be expected to have a Material Adverse Effect and all such Permits are in full force and effect, and all conditions under which they have been obtained have been and are being materially complied with except where such non-compliance would not reasonably be expected to have a Material Adverse Effect.

(c) There is no investigation, enquiry or proceeding outstanding in respect of which Company has received any written notice from any person, which is likely to result in the suspension, cancellation, modification or revocation of any material Permit.

(d) This Section 5.14 does not relate to Tax matters (which is the subject of Section 5.17), environmental matters (which is the subject of Section 5.22), employee benefit matters (which is the subject of Section 5.18), intellectual property matters (which is the subject of Section 5.20) labor matters (which is the subject of Section 5.19) or Merchant Processing Business regulations (which is the subject of Section 5.24).

5.15. Litigation. Except as set forth on Schedule 5.15, Company is not a party to any pending or, to the Knowledge of Company, is there threatened against Company any, legal, administrative, arbitration or other similar proceeding, suit, claim, action or investigation of any nature (collectively, “Action”) of or before any court, arbitrator or Governmental Authority. Except as set forth on Schedule 5.15, Company is not subject to any order, decree, injunction, writ, settlement, judgment, or other directive of any Governmental Authority. There is no pending or, to the Knowledge of Company, threatened Action involving Company of or before any court, arbitrator or Governmental Authority that relates to this Agreement, the other Transaction Documents, or the Contemplated Transactions.

5.16. Material Contracts.

(a) Except as set forth on Schedule 5.16(a), Company is not a party to any Contract of the following types (each a “Material Contract”):

(i) any Contract material to its Business;

(ii) any employment, independent contractor, sales agent or subcontractor, or consulting Contract that provides for payments by Company in excess of $50,000 in any fiscal year, which cannot be terminated without material penalty to the Company on notice of ninety (90) days or less;

(iii) any Contract for the purchase or sale of materials, supplies, goods, services, equipment or other assets that (x) provide for payments by a Customer or other Person to Company greater than $50,000 per fiscal year, or (y) provide for payments by Company to any Person greater than $100,000 per fiscal year;

(iv) partnership or joint venture agreements;

(v) collective bargaining agreements with any labor union;

(vi) Contracts containing a covenant limiting or restraining freedom or ability of Company from engaging or competing in any lines or business with any person, firm, corporation or other entity;

(vii) Loan agreements, notes, mortgages, indentures, security agreements, guarantees, letters of credit or other Contracts for the borrowing or lending of money by Company;

(viii) Contracts under which Company agrees to indemnify any Person, other than in the Ordinary Course of Business;

(ix) License, royalty, indemnification or other agreements of, or relating to, any Intellectual Property rights other than Off-the-Shelf Software; and

(x) Contracts with any Governmental Authority.

(b) Each of the Material Contracts is a valid and binding obligation of Company and, to the Knowledge of Company, is a valid and binding obligation of each other Person party thereto, and is in full force and effect enforceable against the parties thereto in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity. A true and correct copy of each Material Contract has been provided by Company to Purchaser. Company has duly complied with its material obligations under each Material Contract. Company is not in Default, in any material respect, under any Material Contract and, to the Knowledge of Company, no party has alleged in writing that Company is in Default under any Material Contract. To the Knowledge of Company, no other party to a Material Contract, is in Default, in any material respect under such Material Contract. No written notice of termination or of intention to terminate has been received in respect of any Material Contract.

(c) Agreements with Affiliates

(i) Except as set forth on Schedule 5.16(c) there are no existing related party contracts or arrangements or understandings, between, on the one hand, Company and, on the other hand any Affiliates.

(ii) Except as set forth on Schedule 5.16(c) Company is not party to any contract, arrangement or understanding, with any current or former Employee, current or former officer, current or former member or any current or former consultant of Company or its Affiliates or in which any such person as aforesaid is interested (whether directly or indirectly) nor are any such contracts, arrangements or understandings outstanding or in force.

(iii) Except as set forth on Schedule 5.16(c), neither Seller nor, to the Knowledge of the Company, the Employees of Company or their respective Affiliates have any direct or indirect ownership (i) in any business entity with which Company has a business relationship; or (ii) in any business entity that competes with Company or its business.

(iv) Except as set forth on Schedule 5.16(c), all transactions required to be listed on Schedule 5.16(c) have been recorded in the Books and Records of Company, as applicable, at their full value, as if they were rendered in arms-length transactions.

5.17. Taxes.

(a) Company is classified as a disregarded entity for income Tax purposes.

(b) All Tax Returns required to have been filed by or with respect to Company has been duly and timely filed, and each such Tax Return correctly and completely, in all material respects, reflects liability for Taxes and all other information required to be reported thereon. All Taxes owed by Company (whether or not shown on any Tax Return) have been timely paid. Company has adequately provided for, in its books of account and related records, liability for all unpaid Taxes of Company, being current Taxes not yet due and payable.

(c) To the Knowledge of the Company, there is no Action, audit, dispute or Claim now proposed, threatened or pending against, or with respect to, Company in respect of any Taxes. Company is not the beneficiary of any extension of time within which to file any Tax Return, nor has it made (or had made on its behalf) any requests for such extensions. To the Knowledge of the Company, no Claim has ever been made by an authority in a jurisdiction where Company does not file Tax Returns that Company is or may be subject to taxation by that jurisdiction. There are no Encumbrances on the limited liability company membership interests or Assets of Company with respect to Taxes other than for Taxes not yet due and payable. Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d) Company has withheld and timely paid all Taxes required to have been withheld and paid and has complied with all information reporting and backup withholding requirements.

(e) Schedule 5.17(e) lists all Tax Returns filed with respect to Company for taxable periods ended on or after December 31, 2012, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of an audit. Company has delivered to Purchaser correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by each of them for taxable periods ended on or after December 31, 2012. Company is not subject to a waiver of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency.

(f) Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

(g) Company is not subject to any private ruling from any taxing authority or any agreement with a taxing authority.

(h) Company is not a party to any allocation, sharing, or similar agreement with respect to Taxes. Company has no Liability for the Taxes of any Person (i) as a transferee or successor, (ii) by Contract, (iii) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), or (iv) otherwise. Company is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income Tax purposes.

(i) Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) installment sale or open transaction disposition made on or prior to the Closing Date; (ii) prepaid amount received or accrued on or prior to the Closing Date; (iii) cancellation of debt income; or (iv) method of accounting that defers the recognition of income to any period (or portion thereof) ending after the Closing Date or accelerates any deduction to any Pre-Closing Period.

(j) There is no power of attorney in effect with respect to Company with respect to Taxes.

(k) Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial under-statement of federal income Tax within the meaning of Section 6662 of the Code. Company has not engaged in any transaction that is, or is substantially similar to, any listed or reportable transaction within the meaning of Treasury Regulation Section 1.6011-4.

5.18. Employee Benefit Matters.

(a) Set forth in Schedule 5.18(a) is a true and complete list of each Employee Benefit Plan. With respect to each Employee Benefit Plan, Company has delivered or caused to be delivered to Purchaser true and complete copies of (A) the plan document (including any amendments thereto), trust agreement and any other document governing such Employee Benefit Plan; (B) the summary plan description; (C) all Form 5500 annual reports and attachments for the past three years; (D) the most recent IRS determination or opinion letter, if any, for such Employee Benefit Plan; (E) all insurance contracts, annuity contracts, investment management or advisory agreements, administration contracts, service provider agreements, audit reports, fidelity bonds and fiduciary liability policies relating to any Employee Benefit Plan; and (F) all material correspondence with any Governmental Authority relating to any Employee Benefit Plan.

(b) Neither Company nor any ERISA Affiliate sponsors, maintains or contributes to, has within the past six (6) years sponsored, maintained or contributed to, or has any current or contingent Liability with respect to: (A) a plan subject to Title IV of ERISA (including a Multi Employer Plan); or (B) a “multiple employer plan” (within the meaning of Section 413 of the Code). No Employee Benefit Plan is or provides and Company has no current or contingent Liability with respect to: (C) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA); (D) post-employment welfare benefits, except as required under Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code or any similar Applicable Law (“COBRA”); or (E) a self-insured welfare benefit plan.

(c) All the Employee Benefit Plans conform (and at all times have conformed) in all material respects to, and are being administered and operated (and have at all times been administered and operated) in material compliance with their respective terms, the requirements of ERISA, the Code and all other Applicable Laws. Company has not incurred any liability for any Tax, excise Tax, or penalty with respect to any Employee Benefit Plan, and to Company’s Knowledge no event has occurred and no circumstance exists that could reasonably be expected to give rise to the imposition of any such Tax or penalty on Company.

(d) Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code and exempt from Tax under Section 501(a) of the Code has received a favorable determination letter from the IRS, or is the adoption of a prototype or volume submitter plan that is the subject of a favorable IRS opinion letter, regarding such qualification and exemption. Any such IRS determination remains in effect and has not been revoked. Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption.

(e) All premiums for, contributions to, and payments from, the Employee Benefit Plans have been timely made.

(f) Liabilities.

(i) There are no pending or to Company’s Knowledge threatened Claims by or on behalf of any Employee Benefit Plan, or by or on behalf of any individual participants or beneficiaries of any Employee Benefit Plan, alleging any violation of ERISA or any other laws, or claiming payments (other than benefit claims made and expected to be approved in the ordinary course of the operation of such plans). There are no pending or to Company’s Knowledge threatened events, contingencies, audits, Orders or Legal Proceedings with the IRS, the Pension Benefit Guaranty Corporation, the United States Department of Labor, or any other Governmental Authority or Person on account of any event or circumstance arising under any Employee Benefit Plan.

(ii) The execution of and performance of the Contemplated Transactions will not (either alone or upon the occurrence of any additional or subsequent events) result in: (A) any payment to or acceleration, vesting or increase in the rights of any current or former service provider of Company; or (B) any “excess parachute payment” (as defined in Section 280G of the Code) to any current or former service provider of Company.

(iii) No plan, agreement or arrangement benefiting a service provider of Company is, has been or would be, as applicable, subject to any Tax, penalty or interest under Section 409A or 457(A) of the Code.

5.19. Employment and Labor Matters.

(a) Set forth in Schedule 5.19(a) is a complete and accurate list of all officers and Employees of Company, listing all Contracts with such officers and Employees and the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) and any accrued sick leave and accrued vacation of each of such Persons for the year ended as of the Balance Sheet Date and as of the Closing Date. Since the Balance Sheet Date, there have been no increases in the compensation payable or any special bonuses to any officer, manager, consultant or Employee of Company, except ordinary salary increases implemented on a basis consistent with past practices, all of which have been set forth on Schedule 5.19(a). To Company’s Knowledge, no individual retained by Company as an independent contractor or consultant has alleged in writing that he/she has been unlawfully misclassified nor, to Company’s Knowledge has any Governmental Authority asserted such a claim against Company.

(b) Company has complied and is in material compliance with all Applicable Laws which relate to wages, hours, discrimination in employment and collective bargaining, and Company is not liable for any arrears of wages, Taxes or penalties for failure to comply with any of the foregoing. Except as set forth in Schedule 5.19(b), there is no Legal Proceeding (whether under federal, state or local law, under any employment Contract, or otherwise) pending or, to Company’s Knowledge, threatened in writing by any Employee on account of or for: (A) overtime pay; (B) wages or salary; (C) any amount of vacation pay or pay in lieu of vacation time; or (D) any violation of any law relating to minimum wages or maximum hours of work. Except as set forth in Schedule 5.19(b), there is no Legal Proceeding (whether under federal, state or local law, under any employment Contract, or otherwise) pending or, to the Company’s Knowledge, threatened in writing by any Person (including any Governmental Authority) relating to Company’s alleged violations of any discrimination or occupational safety in employment laws (including alleged violations of the Occupational Safety and Health Act of 1970, as amended, Title VII of the Civil Rights Act of 1964, as amended, or the Age Discrimination in Employment Act of 1967, as amended).

(c) No Employees of Company are represented by any labor organization or covered by any collective bargaining agreement. To Company’s Knowledge, no campaign to establish such representation is or has ever been in progress and there is no pending or, to the Knowledge of Company, threatened, labor dispute involving Company and any group of its Employees. Company has not experienced any labor interruptions over the past three (3) years.

(d) Except as set forth in Schedule 5.19(d), during the twenty four (24)-month period preceding the date of this Agreement, (A) to the Knowledge of Company or Seller, Company has not hired any Employee or independent contractor in violation of any valid or enforceable restrictive covenant, non-compete agreement or non-solicitation agreement to which such Employee or independent contractor is a party; and (B) to the Knowledge of Company, no Person has made an allegation or asserted a Claim that Company has hired any Employee or independent contractor in violation of any such restrictive covenant, non-compete agreement or non-solicitation agreement.

(e) Company has not received notice of any pending or actual termination or cancellation of the employment relationship between Company and any Customer Facing Person or group of Customer Facing Persons. Except where such change is contemplated by this Agreement, neither Company nor Seller has any Knowledge of any present or impending change, modification or alteration in any of the relationships of Company with any Customer Facing Person or group of Customer Facing Persons.

5.20. Intellectual Property and Software.

(a) Company presently owns or has a valid right to use all Intellectual Property and Software used in the conduct of the Business. Company has a valid right to license to others all Intellectual Property and Software licensed to other Persons by Company. The Intellectual Property and Software listed on Schedule 5.20(a)(i) constitute all of the Intellectual Property (other than Trade Secrets) and Software owned by Company. The Intellectual Property and Software listed on Schedule 5.20(a)(ii) constitute all of the Software used in the conduct of the Business that is not owned by Company (excepting Off-the-Shelf Software with a license fee of less than $10,000), and any Intellectual Property (other than Trade Secrets) which are used in the conduct of the Business and which are not owned by Company, other than contracts to the extent the licenses contained therein are incidental to such agreements, non-exclusive and granted in the ordinary course of business. Schedule 5.20(a)(iii) identifies all licenses and license agreements pursuant to which Company grants the right to use, sell, distribute, or modify in any manner any Intellectual Property or Software used or licensed to any Person, other than licenses and license agreements to the extent that the licenses to Intellectual Property and Software contained therein are incidental to such agreements, nonexclusive and granted in the ordinary course of business. Subject to the exceptions set forth above in this Section, the Intellectual Property and Software listed on Schedule 5.20(a)(i) and Schedule 5.20(a)(ii) constitutes all of the Intellectual Property and Software necessary to Company in the operation of the Business as presently conducted and as presently proposed to be conducted. Except for those licenses granted to third parties as listed on Schedule 5.20(a)(iii), Company owns all right, title and interest in and to the Intellectual Property and Software listed on Schedule 5.20(a)(i) free and clear of any Encumbrances. Company has received no notice that there is any outstanding Applicable Law or determination of any Governmental Authority affecting the right of Company to develop, license, use, sell, distribute or modify Company’s Intellectual Property. Neither the Intellectual Property and Software listed on Schedule 5.20(a)(i), nor (to Seller’s Knowledge) the Intellectual Property and Software listed on Schedule 5.20(a)(ii), nor the use of any Trade Secrets owned by Company in the operation of the Business, nor (to the Seller’s Knowledge) the operations of Company, infringe or have infringed upon any Intellectual Property rights of any third party. To the Knowledge of Company, no Intellectual Property owned by Company has been or is being infringed upon by any Person. Except as set forth on Schedule 5.20(a)(iv), and other than payments to be made for Software licensed to Company in the normal course pursuant to applicable license agreements, Company is not obligated or under any Liability whatsoever to make any payments by way of royalties, fees, or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property on account of the conduct of the Business. The consummation of the Contemplated Transactions shall not impair Purchaser’s ability to use the Intellectual Property and Software as such Intellectual Property and Software was used by Company prior to the date of this Agreement.

(b) Company has taken reasonable precautions to protect the secrecy, confidentiality and value of its Trade Secrets. Except as disclosed on Schedule 5.20(b), no Trade Secrets owned by Company have been disclosed to a third party except under a confidentiality agreement. Company has received no written notice and otherwise has no Knowledge that any Trade Secret of Company is subject to any adverse claim or that the validity of the Trade Secret has been challenged or threatened in any way.

5.21. Insurance.

(a) The Company has made available to Purchaser a complete listing of all material insurance policies relating to the assets, business, operations, Employees, officers or directors of the Company. All such policies are valid and in full force and effect, in all material respects.

(b) All insurance premiums due on such policies have been paid in full when due, and no notice of cancellation, termination or nonrenewal has been issued or received by Company and no disallowance of any claim under any such policy has been received by Company. Company has complied in all respects with the provisions of such policies. No Actions are pending or, to the Knowledge of Company, threatened, or during the prior three-year period were instituted or threatened, to revoke, cancel, limit or otherwise modify such policies and no notice of cancellation of any such policies has been received. Schedule 5.21(b) sets forth a complete and accurate list and an accurate summary of all material claims made during the prior three-year period under any insurance policies maintained relating to Company.

5.22. Environmental Matters.

(a) Except as disclosed on Schedule 5.22(a):

(i) Company is in material compliance with all applicable Environmental Laws relating to the operation and ownership of the Business, and Company is not subject to any Order, decree, judgment, agreement or similar obligation by a Governmental Authority under any Environmental Law;

(ii) All Permits required to be obtained by Company under any applicable Environmental Law in connection with the use of any Leased Real Property have been obtained and remain in effect;

(iii) All Hazardous Substances generated by Company at or in connection with any Leased Real Property have been transported and otherwise handled, treated, and disposed of in compliance with all applicable Environmental Laws; and

(iv) Company has not generated, disposed of, or arranged for the disposal of or otherwise released, discharged or spilled Hazardous Substances on, at, in or adjacent to (x) any Leased Real Property or (y) elsewhere in violation of applicable Environmental Laws. To the Knowledge of Company, Company has not been identified as a “potentially responsible party” in connection with any Legal Proceeding, investigation or similar matter related to the release of a Hazardous Substance.

(b) Except as disclosed on Schedule 5.22(b), no written notice of any violation of any Environmental Law has been received by Company concerning any Leased Real Property by any Governmental Authority relating to violations of Environmental Laws that require any remedial action or other work, repairs, construction or capital expenditures with respect to any Leased Real Property.

5.23. No Broker. Except as disclosed on Schedule 5.23, no broker or finder has acted directly or indirectly for Company or Seller in connection with this Agreement or the Contemplated Transactions, and no broker or finder is entitled to any brokerage or finder’s fee or other commission in respect thereof based in any way on agreements, arrangements, or understandings made by or on behalf of Company or Seller.

5.24. Regulatory Compliance.

(a) To Company’s Knowledge, Company has conducted its Business in compliance, in all material respects, with all Applicable Laws, regulations, orders, guidance, and policies, including those implemented by any Governmental Authorities in any applicable jurisdiction, including, but not limited to, any applicable federal or state regulatory authority with jurisdiction over the Company and its Merchant Processing Business.

(b) Company has not made any materially false written statements on, or to Company’s Knowledge, material omissions from, any representations, reports or other written submissions, to any merchant or to any federal or state or local Governmental Authority. Company has not committed any act, made any statement or failed to make any statement that would breach any laws, rules, regulations or policies relating to bribery or illegal gratuities.

(c) There are no pending, or to Company’s Knowledge, threatened civil, criminal or administrative actions, suits, demands, claims, hearings, investigations, demand letters, proceedings, complaints or requests for information by any applicable Governmental Authority related to Company or the Seller Affiliates or to the Merchant Processing Business taken as whole and engaged in by the Company or the Seller Affiliates, and to the Knowledge of Company, no circumstances exist which could reasonably form the basis of any such actions.

(d) None of Company’s officers has been convicted of any felony or engaged in any illegal or fraudulent conduct that would reasonably be expected to result in prohibition of such person from participating in the Company’s Business.

5.25. Absence of Certain Business Practices. Neither Company, nor any of its Affiliates, managers, officers, members, Employees or agents, nor any other Person acting on behalf of Company, directly or indirectly, has given or agreed to give any gift or similar benefit to any Customer, supplier, governmental employee or other Person which might have been reasonably expected to, individually or in the aggregate, have had a Material Adverse Effect.

5.26. Customers; Terminated Customers.

(a) Schedule 5.28(a) sets forth the names of the top 10 Merchant Accounts from whom the Company (or the Seller Affiliates) received the largest gross residual, in respect of the Conveyed Merchant Portfolios and the Merchant Processing Business engaged in by the Company and the Seller Affiliates from the period beginning March 1, 2015 through March 31, 2015 (the “Material Merchants”).

(b) Schedule 5.28(b) sets forth the names of any Material Merchants that ceased being customers of the Company and the Seller Affiliates with respect to the Merchant

Processing Business at any time after March 1, 2015. Except as set forth on Schedule 5.28(b), Company has not received any written notice that any current Material Merchant intends to cancel any Material Contract or materially reduce the level of Merchant Processing Business such Customer conducts with the Company or its Affiliates.

5.27. Reserved.

5.28. No Other Agreements to Sell Company. Except as set forth on Schedule 5.30, neither Company nor Seller has any legal obligation, absolute or contingent, to any other Person to sell Company, its Business, its Assets or any portion thereof or to sell any limited liability company membership interests of Company or to effect any merger, consolidation or other reorganization of Company or to enter into any agreement with respect thereto, except pursuant to this Agreement.

5.29. Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Company.

5.30. Exclusivity of Representations and Warranties. Notwithstanding the delivery or disclosure to Purchaser or its officers, directors, employees, agents or Representatives of any documentation or other information (including any financial projections or other supplemental data), except for the representations and warranties made by the Company and Seller in this Article 5, the Company and Seller expressly disclaims any representations or warranties of any kind or nature, whether written or oral, express or implied, as to the condition, value or quality of the securities or businesses or assets of the Company, and the Company and Seller specifically disclaim any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to such assets, any part thereof, the workmanship thereof, and the absence of any defects therein, whether latent or patent, it being understood that such assets are being acquired “as is, where is” on the Closing Date, and in their present condition, and Purchaser shall rely on its own examination and investigation thereof as well as the representations and warranties of the Company and Seller set forth in this Agreement and in any certificate or other instrument delivered by the Company or Seller pursuant hereto. The representations and warranties of the Company and Seller contained in this Article 5 are the only representations and warranties made by the Company and Seller in connection with the transactions contemplated by this Agreement and supersede any and all previous written and oral statements, if any, made by the Company, Seller or any of their respective Representatives or Affiliates.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND NEWTEK

Purchaser and Newtek each hereby severally represents and warrants to Seller that each of the representations and warranties contained in this Article 6 are true and correct as of the date of this Agreement (except to the extent that such representations and warranties speak as of another date, in which case, as of such date).

6.1. Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of New York. Newtek is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland.

6.2. Authorization. Each of Purchaser and Newtek has all requisite power and authority, and has taken all action necessary, to execute, deliver and perform this Agreement and the Transaction Documents to which it is a party, to consummate the Contemplated Transactions and to perform its obligations hereunder and thereunder. This Agreement and the other Transaction Documents to which Purchaser or Newtek is a party have been, or will be, duly executed and delivered by Purchaser and Newtek and, assuming the due authorization, execution and delivery hereof by Seller and Company, are, or will be, the valid and binding obligation of Purchaser and Newtek, enforceable against Purchaser and Newtek in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Applicable Laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by Applicable Law.

6.3. No Violations; Required Consents. Neither the execution, delivery, and performance of this Agreement or the other Transaction Documents by Purchaser or Newtek, nor the consummation of the Contemplated Transactions, will contravene or violate (a) any Applicable Law to which Purchaser or Newtek is subject, (b) any judgment, order, writ, injunction, or decree of any court, arbitrator, or Governmental Authority or agency that is applicable to Purchaser or Newtek, or (c) the Organizational Documents of Purchaser or Newtek; nor will such execution, delivery, or performance constitute a Default under or require the consent of any other party to any Contract to which Purchaser or Newtek is a party the absence of which would impede Purchaser’s or Newtek’s ability to consummate the Contemplated Transactions. Newtek and its Board of Directors have taken such actions as may be required under Netwek’s Conflict of Interest Policies and Procedures and Section 57(h) of the Investment Company Act in authorizing and approving the Contemplated Transactions.

6.4. Governmental Approvals. No authorization, approval, or consent of, and no registration or filing with, any Governmental Authority is required to be made or obtained by Purchaser or Newtek in connection with the execution, delivery, and performance of this Agreement of the other Transaction Documents by Purchaser except for such authorization, approval or consent of, or registration or filing with, any Governmental Authority that will be made or obtained on or prior to the Closing Date.

6.5. Litigation. Neither Purchaser nor Newtek is a party to any pending or, to the Knowledge of Purchaser and Newtek, threatened, Action of or before any court, arbitrator, or governmental, regulatory, or administrative official, body, or authority that, if determined adversely to the interests of Company, would be reasonably likely to prevent or materially delay the consummation by Purchaser and Newtek of the Contemplated Transactions.

6.6. Brokers. Neither Purchaser nor Newtek has employed any broker, finder or investment banker or incurred any Liability for any brokerage fees, commissions or finder’s fees in connection with the Contemplated Transactions. Neither Purchaser nor Newtek has made any arrangement or taken any other action that might cause Seller to become liable for a broker’s fee, commission or finder’s fee as a result of the Contemplated Transactions.

6.7. Purchase for Investment; Investigation. Purchaser is purchasing the Membership Interests for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Purchaser (either alone or together with its Representatives) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Membership Interests and is capable of bearing the economic risks of such investment. Purchaser is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of investments such as the Membership Interests as contemplated hereunder. Purchaser (a) has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Company, and (b) has been furnished with or given full access to such key employees, documents, facilities and other information about the Company and its business and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby. Purchaser has received all materials relating to the business of the Company that it has requested and has been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any such information or of any representation or warranty made by Seller or the Company herein or to otherwise evaluate the merits of the transactions contemplated hereby. Seller has answered, and Seller has caused the Company to answer, to Purchaser’s satisfaction all inquiries that Purchaser and its Representatives have made concerning the business of the Company or otherwise relating to the transactions contemplated hereby.

ARTICLE 7

COVENANTS

7.1. Confidentiality and Announcements.

(a) Except as provided below in this Section 7.1, none of the Parties, nor any of their respective Affiliates, shall publicly disclose the execution, delivery or contents of this Agreement or the Transaction Documents other than (i) with the prior written consent of the other Parties, or (ii) as required by any Applicable Law, the applicable rules of any stock exchange, or any Governmental Authority or payment card network upon prior notice to the other Parties. Purchaser, Newtek and Seller shall agree with each other as to the form, timing and substance of any press release or public disclosure related to this Agreement, the Transaction Documents or the Contemplated Transactions; provided that such agreement shall not be unreasonably withheld or delayed.

(b) From and after the date hereof, Seller shall keep confidential all information (whether in oral or written form, electronically stored or otherwise) in such Party’s possession that is related in any way to this Agreement, the Transaction Documents and the Contemplated Transactions or to Company, Purchaser or Newtek, or their respective business, operations or financial condition (collectively, “Confidential Information”); provided that any

Confidential Information that (i) was or becomes generally available to the public other than as a result of a disclosure by the Party receiving the Confidential Information in violation of this Agreement, or (ii) was or becomes available to a Party on a non-confidential basis from a source other than the Party disclosing the Confidential Information or its members, managers, directors, officers, employees, partners, agents or advisors (collectively, “Representatives”); provided, further, that such source was not known by the Party receiving the Confidential Information to be bound by any agreement or obligation to keep such information confidential, shall not be subject to the restrictions contained in this Section 7.1(b). Notwithstanding anything to the contrary contained herein, a Party may disclose the Confidential Information to its Representatives who need to know such Confidential Information to evaluate the Contemplated Transactions, are informed of its confidential nature, and agree to abide by this Section 7.1(b). In the event that a Party or any of its Representatives is required by Applicable Law, regulation, supervisory authority or other applicable judicial or governmental order to disclose any of the Confidential Information, Seller shall provide Purchaser with prompt written notice of any such request or requirement so that Purchaser or Company may seek a protective order or other appropriate remedy. If, failing the entry of a protective order (which the Party required to disclose will use its reasonable commercial efforts to obtain), the Party required to disclose the Confidential Information is, in the opinion of its counsel, compelled to disclose such Confidential Information, such Party may disclose that portion of the Confidential Information that counsel advises that such Party is compelled to disclose and will exercise reasonable commercial efforts to obtain assurance to the extent possible that confidential treatment will be accorded to that portion of the Confidential Information that is being disclosed. In any event, the Party required to disclose the Confidential Information will use its reasonable commercial efforts to, and will not oppose action by Purchaser or Company to, obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

7.2. Restrictive Covenants.

(a) Non-Competition. As a material inducement to Purchaser’s consummation of the Contemplated Transactions, including Purchaser’s acquisition of the Goodwill, Seller shall not, commencing on the Closing Date and continuing during the term of the Consulting Agreement and for the five (5) year period following the Closing Date (the “Restricted Period”), directly or indirectly, do any of the following within the Restricted Territory without the prior written consent of Purchaser in each instance in its sole discretion:

(i) participate or engage in direct merchant processing sales and merchant acquiring solicitation (collectively, the “Restricted Business”); provided, however, that nothing contained herein shall prevent the Seller from performing services as an Employee, independent contractor or consultant, as applicable, for Purchaser, Newtek or any of their Affiliates or owning directly or through one of the Affiliates and receiving economic benefits derived from the cash advance business and/or the class action marketing business owned or operated by the Seller Affiliates and/or Rubin; or

(ii) become an owner, stockholder, member, partner, co-venturer, director, manager, officer, employee, agent or consultant (an “Interested Person”), directly or indirectly, in any Person that engages in the Restricted Business; provided, that Seller may own, as a passive investor, and not as part of a group with any other Person, not more than five percent (5%) of the outstanding securities of any class of any publicly traded securities of such Person; provided, further, that it will not be deemed a breach of this Section 7.2 if Seller becomes an Interested Person in a Person whose primary business is not in the Restricted Business; and, provided, further, that the parties acknowledge that a technical violation of the foregoing, caused by Seller (I) becoming an Interested Party with respect to a merchant, including a Customer of the Company, Purchaser and their respective Affiliates, solely as a result of such merchant accepting and processing credit card payments from customers, and (II) working for any Person that engages in the Restricted Business but for which Seller’s employment is unrelated to the Restricted Business, shall not be deemed a violation of this Section 7.2 so long as Seller working for such merchant does not otherwise violate the terms of this Section 7.2.

(b) Non-Solicitation/Non-Acceptance. As a material inducement to Purchaser’s consummation of the Contemplated Transactions, including Purchaser’s acquisition of the Goodwill, Seller shall not, during the Restricted Period, directly or indirectly, without the prior written consent of Purchaser in each instance in its sole discretion:

(i) solicit, call on, divert, take away, influence, induce or attempt to do any of the foregoing with respect to Company’s Customers (wherever located) as of the Closing Date solely as it relates to the provision of the Restricted Business;

(ii) solicit, direct or influence any of the suppliers, vendors, service providers, insurance carriers, brokers, agents, personnel and others having business relations with Company as of the Closing Date, or attempt to do any of the foregoing, for the purpose or with the effect of causing any thereof to materially and adversely modify or terminate the relationship between any such Person and the Company with respect to the Restricted Business; or

(iii) (A) solicit, call on, divert, influence, induce or attempt to do any of the foregoing with respect to any of the Employees, Customer Facing Persons or independent contractors of Company on the Closing Date to leave the employ or engagement of Company, Purchaser or any of their respective Affiliates other than through a public general advertisement or through the use of search firms (in each case not specifically directed at, or targeted to, any of the Company Group’s employees); or (B) attempt to influence or induce any such Employee, Customer Facing Person or independent contractor to terminate or modify any Contract, arrangement or relationship with Company, Purchaser or any of their respective Affiliates.

(c) Specific Enforcement.

(i) Seller acknowledges that any breach or threatened breach by it of any provision of Section 7.2 will cause continuing and irreparable injury to Purchaser, Newtek and their Affiliates, for which monetary damages would not be an adequate remedy. Accordingly, Purchaser and Newtek shall be entitled to seek injunctive relief from any court of competent jurisdiction, including specific performance, with respect to any such breach or threatened breach. In connection therewith, Seller shall not, in any Legal Proceeding to so enforce any provisions of this Section 7.2 assert the claim or defense that an adequate remedy at law exists or that the injunctive relief is not appropriate under the circumstances.

(ii) The rights and remedies of Purchaser set forth in this Section 7.2(c) are in addition to any other rights or remedies to which Purchaser may be entitled, whether existing under this Agreement, at law or in equity, all of which shall be cumulative.

(iii) The periods of time set forth in this Section 7.2 shall not include, and shall be deemed extended by, any time required for litigation to enforce the relevant covenant periods. The term “time required for litigation” as used in this Section 7.2(c)(iii) shall mean the period of time from the earlier of Seller’s first breach of the provisions of Section 7.2 or service of process upon Seller with respect to a Legal Proceeding instituted by Purchaser or Newtek through the expiration of all appeals related to such Legal Proceeding.

(d) Disclosure. Notwithstanding anything to the contrary contained in this Agreement or any Transaction Document, Seller acknowledges that Purchaser may disclose the existence of this Agreement and the contents of Section 7.2 to any Person with, through or on behalf of which Seller may, directly or indirectly, breach or threaten to breach any of the provisions of Section 7.2.

(e) Interpretation. It is the desire and intent of the Parties that the provisions of this Section 7.2 shall be enforceable to the fullest extent permissible under law and public policy. Accordingly, if any provision of this Section 7.2 shall be determined to be invalid, unenforceable or illegal for any reason, then the validity and enforceability of all of the remaining provisions of this Section 7.2 shall not be affected thereby. If any particular provision of this Section 7.2 shall be adjudicated to be invalid or unenforceable, then such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such amendment to apply only to the operation of such provision in the particular jurisdiction in which such adjudication is made; provided that, if any provision contained in this Section 7.2 shall be adjudicated to be invalid or unenforceable because such provision is held to be excessively broad as to duration, geographic scope, activity or subject, then such provision shall be deemed amended by limiting and reducing it so as to be valid and enforceable to the maximum extent compatible with the laws and public policy of such jurisdiction, such amendment only to apply with respect to the operation of such provision in the applicable jurisdiction in which the adjudication is made.

(f) Acknowledgment. Seller acknowledges that it has carefully read and considered the provisions of this Section 7.2. Seller believes that it has received and will receive sufficient consideration and other benefits to justify the restrictions in this Section 7.2. Seller also acknowledges and understands that these restrictions are reasonably necessary to protect interests of Purchaser and its Affiliates, and Seller does not believe that such restrictions will prevent Seller from conducting businesses that are not excluded from the Restricted Business during the periods covered by the Restrictive Covenants.

7.3. Expenses. Except as otherwise expressly provided herein, Seller, on the one hand, and Purchaser and Newtek, on the other hand, shall each bear their own expenses incurred in connection with the negotiation and preparation of this Agreement, the Transaction Documents and the Contemplated Transactions, whether or not any such Contemplated Transactions will be consummated. Company shall not incur any expenses on behalf of Seller, Purchaser or Newtek in connection with the negotiation and preparation of this Agreement, the Transaction Documents or the consummation of the Contemplated Transactions.

7.4. Tax Matters.

(a) Preparation and Filing of Pre-Closing and Post-Closing Tax Returns.

(i) Tax Periods Ending on or Before the Closing Date. Seller shall timely prepare or cause to be prepared and timely file or cause to be filed all Tax Returns of Company for the Pre-Closing Period. Such Tax Returns shall be prepared in a manner consistent with the past custom and practice of Company with respect to the preparation of its Tax Returns. Seller shall deliver all such Tax Returns to Purchaser at least fifteen (15) calendar days prior to their filing for Purchaser’s review and comment. Seller shall incorporate all reasonable comments of Purchaser therein. Seller shall timely pay, or cause to be paid, the amount of all Taxes owed with respect to such Tax Returns. Seller shall include all items of income, gain, loss, deduction and credit of the Company on Seller’s income Tax Returns for the Pre-Closing Period, in accordance with applicable law.

(ii) Other Tax Returns. Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of Company for the Straddle Period and Post-Closing Period. Purchaser shall deliver all such Tax Returns to Seller Representative at least fifteen (15) calendar days prior to their filing for the Seller Representative’s review and comment. Purchaser shall incorporate all reasonable comments of the Seller Representative therein. The Seller Representative (on behalf of Seller) thereafter shall pay, or cause to be paid, an amount of Taxes owed with respect to such Tax Returns equal to: (i) in the case of a Pre-Closing Period, all Taxes owed with respect to such Tax Returns, and (ii) in the case of a Straddle Period, the portion of such Taxes which relates to the portion of such Straddle Period ending on the Closing Date determined pursuant to Section 7.4(b). The Seller Representative shall pay or cause to be paid such amounts of Taxes within ten (10) Business Days of receiving demand therefor from Purchaser. Purchaser shall include all items of income, gain, loss, deduction and credit of the Company on Purchaser’s income Tax Returns for the Straddle Period and Post-Closing Period, in accordance with applicable law.

(b) Allocation. In the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax which relates to the portion of such Straddle Period ending on the Closing Date shall (i) in the case of any Taxes, other than Taxes based upon or related to income or receipts or expenses (e.g., payroll Taxes), be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Tax based upon or related to income or receipts or expenses be deemed equal to the amount which would be payable if the relevant Straddle Period ended as of the end of the Closing Date.

(c) Tax Treatment and Purchase Price Allocation. As required under current applicable IRS guidance, the Parties agree that for federal Tax purposes, Purchaser’s purchase of all of the outstanding membership interests of the Company shall be treated by Seller and the Purchaser as if Purchaser purchased the assets of the Company (the “Purchased Assets”), directly from Seller. The Parties agree to allocate an amount equal to the Purchase Price plus all liabilities of the Company that are treated for federal Tax purposes as consideration for the Purchased Assets and the Restrictive Covenants provided in Section 7.2 (the “Allocated Consideration”), among the Purchased Assets and the Restrictive Covenants provided in Section 7.2 for Tax and financial reporting purposes in accordance with the principles set forth on Schedule X. Notwithstanding anything in this Agreement or elsewhere to the contrary, the Purchaser hereby acknowledges and agrees that the covenants provided in Section 7.2 have a fair market value of One Hundred Thousand Dollars ($100,000.00) in the aggregate, and that Purchaser shall not allocate more than such amount to such covenants for all purposes, including Taxes. Purchaser will provide Seller with a completed Form 8594 no later than 5:00 p.m., New York City time, on the third (3rd) month anniversary of the Closing Date, prepared in accordance with the principles of Schedule X. The Parties will not take any position on any Tax Return or in any financial reports or in any proceeding that is in any way inconsistent with this allocation and will file all Tax Returns consistent with the final Form 8594 except as required by a determination, as defined in Section 1313 of the Code, that the allocation is not consistent with Section 1060 of the Code. To the extent there is any adjustment to the Purchase Price in accordance with the terms hereof, the Parties agree to revise and amend the Forms 8594 (and any comparable forms) to allocate the adjusted Purchase Price among the Purchased Assets in accordance with the principles as set forth on Schedule X. Seller shall deliver its income Tax Returns for the period which includes the Closing Date to Purchaser at least fifteen (15) calendar days prior to their filing for Purchaser’s review, comment, and consent to the manner in which the Allocated Consideration is reflected on such income Tax Returns of Seller.

(d) Tax Claims; Cooperation on Tax Matters.

(i) Notification of Tax Claim. Seller shall forthwith after becoming aware of a Tax Claim or of any event that could lead to a Tax Claim inform Purchaser and Newtek in writing, thereof, setting forth any and all relevant details in respect of such Tax Claim or such event. Purchaser and Newtek shall forthwith after becoming aware of a Tax Claim or of any event that could lead to a Tax Claim inform Seller in writing, thereof, setting forth any and all relevant details in respect of such Tax Claim or such event; provided, however, that failure to comply with this provision shall not affect Purchaser’s right to indemnification hereunder except to the extent Seller shall have been materially prejudiced as a result of such failure.

(ii) Tax Claim Relating to Pre-Closing Periods. With respect to any Tax Claim or Tax Audit relating to Pre-Closing Periods, Seller shall coordinate all communication with the applicable Governmental Authorities and shall prepare and file the requisite notifications and other documents in cooperation with Purchaser and Company. Purchaser shall be entitled, but not obliged, to participate in any such proceedings. Seller shall keep Purchaser informed of all material developments and events relating to such Tax Claim or Tax Audit. Seller shall not take positions which reasonably could have a negative effect on the Straddle Period or Post-Closing Periods and shall not settle or otherwise compromise any Tax Claim relating to Pre-Closing Periods with respect to Company without first obtaining the written consent of Purchaser.

(iii) Tax Claim Relating to Straddle Period and Post-Closing Periods. With respect to any Tax Claim or Tax Audit relating to the Straddle Period and Post-Closing Periods, Purchaser shall coordinate all communication with the applicable Governmental Authorities and shall prepare and file the requisite notifications and other documents in cooperation with the Seller and the Relevant Group. Seller shall be entitled, but not obliged, to participate in any such proceedings. Purchaser shall keep Seller informed of all material developments and events relating to such Tax Claim or Tax Audit. Purchaser shall not take positions which reasonably could have a negative effect on the Pre-Closing Periods and shall not settle or otherwise compromise any Tax Claim which reasonably could have a negative effect on the Pre-Closing Periods with respect to Company without first obtaining the written consent of Seller.

(iv) Joint Tax Claim. With respect to any issue arising in connection with a Tax Claim for which both Seller, on the one hand, and Purchaser, or Company, on the other hand, could be liable, or which recurs for any period ending after the Closing Date (whether or not the subject of a Tax Audit at such time), Seller shall at all times be entitled to participate in the Tax Audit or proceeding, but the Tax Audit or proceeding shall be controlled by Purchaser. Purchaser shall keep Seller informed of all material developments and events relating to such Tax Claim or Tax Audit. Purchaser shall not settle any such Tax Audit or proceeding if such settlement results in Seller liability without first obtaining the written consent of Seller (which consent shall not be unreasonably withheld or delayed).

(v) Cooperation. The Parties shall, and shall each cause its Affiliates to, provide to the other, such cooperation and information, as and to the extent reasonably requested by the other, in connection with the filing of Tax Returns, determining liability for Taxes, and any audit or other Legal Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information reasonably relevant to any such Tax Returns, Tax Liability, or audit or other Legal Proceeding. Each Party will retain all Tax Returns and related records and materials of Company for the Tax periods first ending after the Closing Date and for all prior Tax periods until the expiration of the applicable statute of limitations (and, to the extent the other Party reasonably requests, any extensions thereof) for the Tax periods to which the Tax Returns and other records and materials relate, and abide by any applicable record retention agreements entered into with any Governmental Authority. Thereafter, the Party holding such Tax Returns or related records or materials may dispose of them provided that such Party shall give the other Party notice in accordance with Section 11.5 prior to doing so, and if the other Party so requests allow the other Party to take possession or make copies of such Tax Returns or related records or materials. Each Party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided.

(e) Transfer Taxes. All transfer, documentary, sales, use, real property transfer, recording, membership interest transfer, stock transfer, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the

Contemplated Transactions shall be paid by Purchaser when due, and Purchaser shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, real property transfer, recording, membership interest transfer, stock transfer, stamp, registration and other Taxes and fees, and, if required by Applicable Law, Seller shall join in the execution of any such Tax Returns and other documentation.

(f) Tax Refunds. Any overpayment of Taxes by the Company, without any interest thereon other than interest received from the Government Authority, resulting from an audit or examination of any Pre-Closing Period Tax Return shall be remitted by the Company to Seller, net of any Taxes and any out-of-pocket expenses that Purchaser, the Company, or any of their Affiliates incur (or has or will incur) with respect to such refund (and related interest), within ten (10) days of the receipt of such overpayment by the Company, or if such excess is applied to other Taxes owed by Purchaser, Newtek or the Company for which Seller is not responsible, within ten (10) days of filing of the relevant Tax Return applying such overpayment.

(g) Tax Advice. Company and Seller acknowledge and agree that none of Purchaser, Newtek, Purchasers’ Affiliates or Representatives has provided any advice with respect to Taxes arising out of, related to or in connection with the Contemplated Transactions to any of Company, Seller or any of their Affiliates or Representatives.

7.5. Conduct of Business Pending Closing. From and after the date hereof through the time immediately preceding the Closing, and unless Purchaser (in its sole discretion) shall otherwise agree in writing, Company and Seller covenant and agree that:

(a) Ordinary Course. The Business will be conducted, and Seller shall utilize commercially reasonable efforts to cause Company to conduct the Business, only in the Ordinary Course of Business, including in respect of customer billing.

(b) Preservation of Business. Company will use commercially reasonable efforts to, and Seller shall cause Company to:

(i) preserve its present business operations, organization and Goodwill, including the Company’s Merchant Processing Business and the Conveyed Merchant Portfolios of the Seller Affiliates;

(ii) preserve the present relationships with its Merchant Accounts, suppliers, vendors, service providers, insurance carriers, brokers, agents, personnel and others having business relations with it;

(iii) preserve intact the material Assets and properties related to the Business;

(iv) confer with Purchaser prior to implementing operational decisions that will involve the expenditure of an amount equal to or exceeding $25,000;

(v) keep in full force and effect and comply with, in all material respects, without amendment, all Permits, certificates, licenses, approvals and authorizations required, to the Knowledge of Company and the Seller, under all Applicable Laws in connection with the Business, and comply in all material respects with all Applicable Laws applicable to the Business;

(vi) continue in full force and effect the insurance coverage under the Company’s material insurance policies or substantially equivalent policies; and

(vii) except as required to comply with ERISA or to maintain qualification under Section 401(a) of the Code, not amend, modify or terminate any Employee Benefit Plan without the express written consent of Purchaser, and except as required under the provisions of any Employee Benefit Plan, not make any contributions to or with respect to any Employee Benefit Plan without the express written consent of Purchaser.

(c) Material Actions. Without limiting the generality of the foregoing, Company will not, and Seller shall not cause or permit Company to, without the prior written consent of Purchaser and Newtek:

(i) amend its Organizational Documents;

(ii) change its authorized or issued equity Securities or issue any rights or options to acquire equity Securities;

(iii) authorize for issuance, issue, deliver, sell, redeem, pledge, dispose of or grant (A) any equity Securities; (B) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such equity Securities or (C) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units;

(iv) enter into any Contract or commitment the performance of which may extend beyond the Closing, except those entered in the Ordinary Course of Business and which would not or are not reasonably expected to have a Material Adverse Effect;

(v) increase the base salary, commission, bonus or other incentive compensation for any Employee, except as required by contractual obligations or published commission schedules of Company as in effect on the date hereof;

(vi) enter into, adopt, amend or terminate any Material Contract;

(vii) enter into any employment, severance, consulting or similar Contract or arrangement with any Person which is not terminable at will without penalty or Liability on the part of Company or modify or terminate any employment, severance, consulting or similar Contract;

(viii) incur, create, assume or suffer to exist any restriction, Encumbrance, tenancy, encroachment, covenant, condition, right-of-way, easement, Claim, charge or other matter adversely affecting in any material respect title on any of its assets other than Permitted Encumbrances;

(ix) (A) accelerate the collection of any of its accounts receivable; or (B) delay the payment of any of its accounts payable or other Liabilities, in each case outside the Ordinary Course of Business;

(x) waive or surrender any material rights related to any pending or threatened (in writing) Legal Proceeding to the extent affecting the Business or the Membership Interests;

(xi) make, change or revoke any Tax election, change any method of accounting (including any method of Tax accounting) or enter into any Contract or arrangement with respect to Taxes other than as required by Applicable Law;

(xii) incur any Indebtedness;

(xiii) loan, advance funds or make an investment in or capital contribution to any Person;

(xiv) take any action that would make any representation or warranty of Seller set forth in Article 5 inaccurate in any material respect;

(xv) take any action that could reasonably result in (A) a material delay in the Contemplated Transactions or (B) a Material Adverse Effect on the Business or the Membership Interests;

(xvi) enter into any Contract or commitment giving any Person an option, right of first refusal or other similar right with respect to the Membership Interests;

(xvii) enter into any Related Party Agreement;

(xviii) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar Contract;

(xix) take any action or omit to take any action which, to the Knowledge of Seller, will result in a violation of any Applicable Law;

(xx) incur any material Liability outside of the Ordinary Course of Business; or

(xxi) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any Contract to do any of the foregoing.

(d) Maintenance of Employees. Company shall, and Seller shall cause Company to, use its commercially reasonable efforts to retain all Customer Facing Persons and management level Employees (unless Company desires to terminate a Customer Facing Person or Employee for cause or poor performance) and promptly notify Purchaser of the termination of employment of any Customer Facing Person or management level Employee.

7.6. Consents. Seller shall use its commercially reasonable efforts, and shall cause Company to use its commercially reasonable efforts, to obtain prior to the Closing Date all Consents, authorizations and approvals required under all Applicable Laws and Contracts to be obtained by Seller or Company in connection with the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Contemplated Transactions. Notices to and Consents from counterparties to Contracts that are required as a result of the transactions contemplated by this Agreement, and which Purchaser and Seller have agreed Seller shall be required to obtain on or prior to the Closing are listed on Schedule 4.2(a)(ix) (the “Required Notices and Consents”). Purchaser and Newtek acknowledge and agree that any and all other notices and Consents, whether required to be given to or received from counterparties to Contracts or Governmental Authority, required as a result of the transactions contemplated by this Agreement that are not listed on Schedule 4.2(a)(ix) have not been obtained by Seller and will not be obtained by Seller at any time on, prior to, or following the Closing, and Seller shall not have any indemnification or other obligation under this Agreement or otherwise with respect to any Liability arising from failure to give or obtain, or timely give or obtain, any such notices and/or Consents, so long as such notices and/or Consents, are otherwise expressly disclosed as such on Schedule 5.3 or Schedule 5.4.

7.7. Release.

(a) In consideration of the purchase of the Membership Interests pursuant to the terms hereof, Seller hereby forever fully and irrevocably releases and discharges Company and its managers, officers, Employees, agents and representatives (collectively, the “Released Parties”) from any and all Actions, demands, debts, accounts, covenants, contracts, arrangements, promises, obligations, damages, judgments, or Liabilities of any kind, in law or equity, and causes of action of every kind and nature, or otherwise (including claims for damages, costs, expenses, and attorneys’, brokers’ and accountants’ fees and expenses) which such Seller has or may have against the Released Parties, whether known or unknown, suspected or unsuspected, and that now exist or may hereafter accrue based on matters now unknown as well as known, from the beginning of the world to the Closing Date (collectively, the “Released Claims”). Seller shall refrain from directly or indirectly asserting any Claim or commencing (or causing to be commenced) any Action of any kind before any court, arbitrator or Governmental Authority against any Released Party based upon any Released Claim. Notwithstanding anything to the contrary, this Section 7.7 shall not apply to any Claims, rights or other Actions arising out of this Agreement.

(b) In consideration of the sale of the Membership Interests pursuant to the terms hereof, Purchaser hereby forever fully and irrevocably releases and discharges Company and its Released Parties from any and all Actions, demands, debts, accounts, covenants, contracts, arrangements, promises, obligations, damages, judgments, or Liabilities of any kind, in law or equity, and causes of action of every kind and nature, or otherwise (including claims for damages, costs, expenses, and attorneys’, brokers’ and accountants’ fees and expenses) which Newtek has or may have against the Company and/or the Released Parties, whether known or unknown, suspected or unsuspected, and that now exist or may hereafter accrue based on matters now unknown as well as known, from the beginning of the world to the Closing Date with respect to the contractual and other relationship between the Company and Newtek. Newtek shall refrain from directly or indirectly asserting any Claim or commencing (or causing to be commenced) any Action of any kind before any court, arbitrator or Governmental Authority against any Released Party based upon any of the types of Claims released by this Section 7.7(b). Notwithstanding anything to the contrary, this Section 7.7 shall not apply to any Claims, rights or other Actions arising out of this Agreement.

7.8. Further Assurances.

(a) From time to time after the Closing, without additional consideration, each Party will (or, if appropriate, cause its Affiliates to) execute and deliver such further instruments and take such other action as may be necessary or reasonably requested by the another Party or otherwise required to make effective the Contemplated Transactions and the Transaction Documents and to provide the other Parties with the intended benefits of this Agreement and the Transaction Documents.

(b) No Party will voluntarily cooperate with any Person which may hereafter seek to restrain or prohibit or otherwise oppose the Contemplated Transactions and each Party will cooperate with the other Parties to resist any such effort to restrain or prohibit or otherwise oppose such transactions.

7.9. Assistance in Defense. If, after the Closing Date, any Party shall require the participation of officers and employees then employed by any other Party (including Seller) to aid in the investigation, defense or prosecution of Legal Proceedings, and so long as there exists no conflict of interest between the Parties, the Party receiving the request shall make such officers and employees reasonably available to participate in such Legal Proceeding at the expense of the requesting Party.

7.10. Waiver of Right of First Offer; Termination of Operating Agreement. Seller hereby (a) waives any notice requirements of the Operating Agreement in connection with the sale of the Membership Interests pursuant to this Agreement; (b) waives any and all rights under the Operating Agreement in connection with the sale of the Membership Interests other than to the extent provided for in this Agreement; and (c) waives any claim that the sale of the Membership Interests pursuant to this Agreement violates its rights under the Operating Agreement or under any other instrument pursuant to which it claims rights or benefits as a holder of equity Securities of Company. Company and Seller acknowledge and agree that the Operating Agreement in effect immediately prior to the Closing shall be terminated and of no further force and effect upon the Closing and shall be replaced with the new operating agreement prepared and adopted by the Purchaser as the operating agreement of the Company on and following the Closing of the Contemplated Transactions (the “New Operating Agreement”).

7.11. Fulfillment of Agreements. Seller and Company shall use commercially reasonable efforts to cause all of the conditions to the obligations of Purchaser under Section 8.1 to be satisfied at or prior to the Closing. Company, and Seller shall cause Company to, conduct the Businesses in such a manner that at the Closing Date the representations and warranties contained in Article 5 shall be true and correct as though such representations and warranties were made on, as of, and with reference to the Closing Date. Newtek and Purchaser shall use commercially reasonable efforts to cause all of the conditions to the obligations of Seller under Section 8.2 to be satisfied at or prior to the Closing. Newtek, and Purchaser shall cause Newtek and Purchaser to, conduct their businesses in such a manner that at the Closing Date the representations and warranties contained in Article 6 shall be true and correct as though such representations and warranties were made on, as of, and with reference to the Closing Date.

7.12. Access, Information and Documents. Company shall, and Seller shall cause Company to, give to Purchaser, Newtek and their Representatives full access during normal business hours to all of Company’s properties, Books and Records, Tax Returns, Contracts, commitments, records, officers, personnel and accountants and will furnish to Purchaser all such documents and copies of documents (certified to be true copies if requested) and all information with respect to the affairs of Company as Purchaser may reasonably request. In addition, Company shall, and the Seller shall cause Company to, furnish Purchaser, Newtek and their Representatives with such additional financial, operating and other relevant data and information as Purchaser or Newtek may request; and otherwise cooperate and assist, to the extent requested by Purchaser or Newtek, with Purchaser’s and Newtek’s or their Representative’s investigation of the properties, assets and financial condition related to Company.

7.13. Acquisition Proposals. From the date hereof through the Closing (or, if earlier, the date of termination of this Agreement in accordance with Article 10, (a) Seller shall not sell or otherwise transfer or grant any rights with respect to, any of their respective ownership or other interests in Company, and (b) Company shall not, and Seller shall not cause or permit Company to, sell or otherwise transfer, or grant any rights with respect to, any of its assets (other than sales of assets in the Ordinary Course of Business and that are specifically permitted by this Agreement) to any other Person. In addition, from the date hereof through the Closing (or, if earlier, the date of termination of this Agreement in accordance with Article 10), Seller and Company shall not, and shall not cause or permit any of their respective officers, directors, managers, Employees, Representatives or agents, to, directly or indirectly, solicit, initiate or participate in any way in discussions or negotiations with, or provide any information or assistance to, any Person or group of Persons (other than Purchaser, Newtek and their agents and Representatives) concerning any acquisition of an equity interest in, or a merger, consolidation, liquidation, dissolution, disposition of assets of Company or any disposition of any of their respective ownership or other interests in Company (other than pursuant to the Contemplated Transactions) (each, an “Acquisition Proposal”), or assist or participate in, facilitate or encourage any effort or attempt by any other Person to do or seek to do any of the foregoing. Company and the Seller shall promptly communicate to Purchaser and Newtek the fact that the Company or Seller has received an Acquisition Proposal.

7.14. Notice of Certain Events. Each of Company and Seller shall, and Seller shall cause Company to, promptly notify Purchaser in writing of:

(a) any notice or other written communication from any Person alleging that the Consent of such Person is or may be required in connection with the Contemplated Transactions;

(b) any notice or other written communication from any Governmental Authority in connection with the Contemplated Transactions; and

(c) any material Legal Proceeding commenced or, to the Knowledge of Company or Seller, threatened, relating to or involving Company or the Parties and which relates to the consummation of the Contemplated Transactions.

7.15. Employees. All Employees will be offered continued employment with Company by Purchaser or Newtek from and after the Closing Date with base salary, wage, commission and bonus arrangements no less favorable than those in effect immediately prior to the Closing, and the Employees will be provided employee benefits either by continuation of the Employee Benefit Plans or by participation in employee benefit plans that are consistent with those offered to Purchaser and Newtek Employees generally. If Employees are provided participation in Purchaser or Newtek plans, Purchaser and Newtek shall, to the extent permitted (or not prohibited) by the relevant Employee Benefit Plan, plan and/or policy (i) give each Employee credit for service with Company prior to the Closing Date under each benefit plan and personnel policy (including any vacation, leave and severance policies) that covers the Employee after the Closing Date, for purposes of eligibility, vesting and level of benefits, (ii) allow such Employees to participate in applicable plans providing welfare benefits (including medical, life insurance, long-term disability insurance and long-term care insurance) without regard to preexisting-condition limitations, waiting periods, evidence of insurability or other exclusions or limitations not imposed on the Employee by a corresponding Employee Benefit Plan immediately prior to the Closing Date, and (iii) credit Employees with any expenses incurred in the current year with respect to any Employee Benefit Plan that is a welfare plan for purposes of determining deductibles, co-pays and other applicable limits applicable to the current plan year under any similar replacement plan. The provisions of this Section 7.15 are solely for the benefit of the parties to this Agreement, and, without limiting the generality of Section 11.6, no Employee shall be regarded for any purpose as a third-party beneficiary of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Agreement are not intended to, and do not, constitute the establishment of, or an amendment to, any Employee Benefit Plan or any employee benefit plan of Purchaser or Newtek. Further, nothing in this Agreement shall be interpreted to restrict or limit the ability of the Company, Purchaser or Newtek following the Closing Date to require all Employees to contribute to or share in a portion of the cost of employee benefit programs in comparable amounts to and on no less favorable terms than those made available to Purchaser’s or Netwek’s employees.

7.16. Residuals.

(a) As more specifically provided for in this Section 7.16, Seller shall be entitled to receive any and all residuals earned on the Conveyed Merchant Portfolios prior to the Closing. As more specifically provided for in this Section 7.16, Newtek and Purchaser shall have the obligation to remit payments to Seller that are received post-Closing and that relate to residuals earned prior to the Closing.

(b) In the event the Closing occurs at a month end, Seller shall be entitled to receive all of the residuals earned on the Merchant Processing Portfolio during the month in which the Closing occurs, which are paid in the month immediately following the Closing, with the exception of the Tier Two residuals paid by First Data, which are paid one month in arrears, so in the second month immediately following the Closing. To the extent residuals are paid by a processor directly to Company, whether in the form of a check, ACH or otherwise, Newtek shall promptly forward to the Seller all of such monies Seller is entitled to receive pursuant to this Section 7.16(b).

(c) In the event the Closing occurs other than at a month end, Seller shall be entitled to receive a pro rata portion of all of the residuals earned during the month in which the Closing occurs calculated by multiplying the aggregate amount of residuals earned on the Conveyed Merchant Portfolios during the month in which the Closing occurs times a fraction, the numerator of which is equal to the number of days preceding and including the date of the Closing in the month during which the Closing occurs, and the denominator of which is equal to the total number of days in said month. To the extent residuals are paid by a processor directly to the Seller or one of his affiliates, whether in the form of a check, ACH or otherwise, Seller shall promptly forward to Purchaser and/or Newtek, as instructed in writing by Purchaser, Purchaser’s pro rata portion of the residuals earned during the month in which the Closing occurs calculated in accordance with this Section 7.16(c). To the extent residuals are paid by a processor directly to Company, whether in the form of a check, ACH or otherwise, Newtek shall promptly forward to the Seller, Seller’s pro rata portion of all of the residuals earned during the month in which the Closing occurs calculated in accordance with this Section 7.16(c).

(d) Seller shall be responsible for making any and all commission payments to the agents of the Company related to the residuals being paid to the Seller pursuant to this Section 7.16 and Newtek shall be responsible for making any and all commission payments to the agents of the Company related to the residuals being paid to the Purchaser and/or Newtek pursuant to this Section 7.16.

(e) Following Seller’s receipt of the residuals pursuant to this Section 7.16, the account or accounts into which future residuals are to be paid on the Conveyed Merchant Portfolios shall be as directed by the Purchaser and/or Newtek, with Seller providing any assistance reasonably required to effectuate the change in the bank account into which the processors pay residuals on the Conveyed Merchant Portfolios whether in the form of check, ACH or otherwise.

(f) During the ninety days following the Closing, in the event the Company receives notice from a processor, whose residuals are part of the Conveyed Merchant Portfolios, that the Company is required to remit back to such processor some amount of the residuals earned during the month of the Closing, which were previously paid by the processor to the Company and the Company in turn has already forwarded to Seller the amount of such residuals Seller is entitled to receive pursuant to Section 7.16(b) or (c), then Seller shall promptly remit back to the Company the portion of such residuals so received by Seller that the Company in turn is being required to remit back to such processor. During the ninety days following the Closing, in the event Seller or one of his affiliates receives notice from a processor, whose residuals are part of the Conveyed Merchant Portfolios, that Seller or one of his affiliates is required to remit back to such processor some amount of the residuals earned during the month of the Closing, which were previously paid by the processor to Seller or one of his affiliates and Seller in turn has already forwarded to Purchaser and/or Newtek the amount of such residuals Purchaser and/or Newtek is entitled to receive pursuant to Section 7.16(b) or (c), then Newtek shall promptly remit back to Seller the portion of such residuals so received that Seller or one of his affiliates in turn is being required to remit back to such processor. During the ninety days following the Closing, in the event the Company or Seller (or one of his affiliates), respectively, receives additional residual payments from a processor, whose residuals are part of the Conveyed Merchant Portfolios, which residuals were earned during the month of the Closing, then the Company or Seller, respectively, shall be required to promptly pay to Seller or Newtek, respectively, the additional amount of residuals owed to such party determined in accordance with Section 7.16(b) or (c). Following the ninety day period after the Closing, Seller and/or its affiliates, on the one hand, and Purchaser and/or Newtek, on the other hand, shall have no further rights or obligations with respect to the residuals that are part of the Conveyed Merchant Portfolios and earned during the month of the Closing.

ARTICLE 8

CLOSING CONDITIONS

8.1. Purchaser Closing Conditions. From the date hereof to the earlier of the Closing Date or the termination of this Agreement, the obligation of Purchaser to effect the Closing shall be subject to the following conditions, any one or more of which may be waived in writing by Purchaser:

(a) Each of the representations and warranties of Company and Seller set forth in this Agreement or in any other document delivered pursuant hereto shall be true and correct in all material respects, in each case at and as of the Closing Date with the same effect as if made at and as of the Closing Date (except to the extent such representations and warranties specifically related to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date);

(b) each of Company and Seller shall have performed and complied in all respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by each of Company and Seller at or prior to the Closing Date;

(c) Purchaser shall have received duly executed counterparts to each Transaction Document and such other documents and deliveries as contemplated by Section 4.2;

(d) No Material Adverse Effect shall have occurred with respect to the Seller, Company or the Business; and

(e) No Legal Proceeding shall be pending wherein an unfavorable Order would (a) prevent consummation of the Contemplated Transactions, (b) cause the Contemplated Transactions to be rescinded or divested following consummation or (c) have a Material Adverse Effect on the right of Purchaser to own the Membership Interests and to operate the Business, and no such Order shall be in effect. No Order or provision of any Legal Proceeding shall prohibit Company from consummating the Closing on its behalf.

8.2. Seller’s Closing Conditions. From the date hereof to the earlier of the Closing Date or the termination of this Agreement, the obligation of Seller to effect the Closing shall be subject to the following conditions, any one or more of which may be waived in writing by Company:

(a) the representations and warranties of Purchaser and Newtek set forth in this Agreement or in any other document delivered pursuant hereto shall be true and correct in all material respects with respect to Purchaser and Newtek, in each case at and as of the Closing Date with the same effect as if made at and as of the Closing Date (except to the extent such representations and warranties specifically related to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date);

(b) Purchaser and Newtek shall have performed and complied in all respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by Purchaser and Newtek on or prior to the Closing Date;

(c) Seller shall have received duly executed counterparts to each Transaction Document and such other documents and deliveries as contemplated by Section 4.2(b); and

(d) No Legal Proceeding shall be pending wherein an unfavorable Order would (a) prevent consummation of the Contemplated Transactions, (b) cause the Contemplated Transactions to be rescinded or divested following consummation or (c) have a Material Adverse Effect on the right of Purchaser to own the Membership Interests and to operate the Business, and no such Order shall be in effect. No Order or provision of any Legal Proceeding shall prohibit Company from consummating the Closing on its behalf.

ARTICLE 9

INDEMNIFICATION

9.1. Indemnification by Seller. Subject to the provisions of this Article 9, Seller shall, subject to the provisions of this Article 9, indemnify, defend and hold harmless Purchaser, Newtek and their successors and assigns, and any of their officers, directors, employees, members, agents and Affiliates, including Company (all of the foregoing are collectively referred to as the “Indemnified Purchaser Parties”) from and against:

(a) any Loss suffered or sustained by any Indemnified Purchaser Party or to which any Indemnified Purchaser Party becomes subject to as a result of any breach of any representation or warranty on the part Company or Seller contained in this Agreement, any Transaction Document or any certificates required by the terms hereof to be delivered by any of them; and

(b) any Loss which any Indemnified Purchaser Party may suffer, sustain or become subject to as a result of, in connection with, attributable to or resulting by virtue of:

(i) any Liability of or Claim against Seller or any Liability of or Claim against Company relating to the operation of the merchant cash advance business prior to the Closing Date whether or not incurred prior to the Closing;

(ii) any breach or non-fulfillment or non-performance of any covenant or agreement of Company or Seller contained in this Agreement, any Transaction Document or in any certificate, document or instrument delivered by or on behalf of Seller or Company at the Closing;

(iii) any claim by a holder or former holder of equity Securities of Company or any predecessor entity (the “Predecessor Entities”), or any other Person based upon: (A) ownership or rights of ownership to any equity Securities of Company or any Predecessor Entity; (B) any rights as a member, shareholder or option holder, as applicable, of Company or any Predecessor Entity; or (C) any rights under the Organizational Documents of Company or any Predecessor Entity, as applicable;

(iv) any Liability or Claim for Taxes imposed on or relating to (A) Company with respect to any taxable period or portion thereof ending on or before the Closing Date, (B) another Person for which Company has Liability under Law, (C) Company as a transferee or successor, by Contract or otherwise, and (D) Taxes of the Seller, including by reason of Section 7.4(c); and

(v) any Liability or Loss relating to any severance or change of control payments or bonuses owed to any officers, Employees or consultants of Company or an Affiliate arising as a result of the Contemplated Transactions.

9.2. Indemnification by Purchaser. Following the Closing Date, Purchaser and Newtek shall severally indemnify, defend and hold harmless Seller from and against any Loss which Seller may suffer, sustain or become subject to as a result of, in connection with, attributable to or resulting by virtue of:

(a) any breach of, or inaccuracy in, any representation or warranty on the part of Purchaser or Newtek contained in this Agreement, any Transaction Document, or Exhibits hereto or any certificates required by the terms hereof to be delivered by any of them; and

(b) any breach or non-fulfillment or non-performance on the part of Purchaser or Newtek of any covenant or agreement contained in this Agreement.

9.3. Claim Procedures.

(a) Claim or Loss.

(i) For purposes of this Article 9, to the extent that a Purchaser Indemnified Party asserts any Claims hereunder, all notices or other communications related to such Claims shall be directed to Seller in accordance with Section 11.5. If a Purchaser Indemnified Party asserts a Claim in respect of a Loss for which any Purchaser Indemnified Party is entitled to be indemnified in accordance with Section 9.1, such Purchaser Indemnified Party shall deliver to the Seller a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any Claims for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such Claim (the “Estimated Claim Amount”). In the case of any Claim with respect to Taxes, if there is a conflict between this Section 9.3 and Section 7.4, Section 7.4 shall control.

(ii) Within thirty (30) calendar days after receipt by the Seller of any Claim Notice, Seller shall, by written notice to Purchaser and Newtek (a “Claim Response”), either concede or deny liability for the Estimated Claim Amount set forth in such Claim Notice, in whole or in part, it being understood that any portion of such Estimated Claim Amount for which Seller has not denied liability shall be deemed to have been conceded. If Seller shall deny liability, in whole or in part, such Claim Response shall be accompanied by a reasonably detailed description of the basis for such denial. If Seller fails to deliver a Claim Response within such thirty (30) calendar day period, Seller shall be deemed to have conceded the entire Estimated Claim Amount and, notwithstanding anything to the contrary in Section 9.3(a), Purchaser shall be entitled to the entire Estimated Claim Amount.

(iii) If Seller denies liability for an Estimated Claim Amount, in whole or in part, Purchaser and Seller shall attempt to resolve such dispute as promptly as possible. If Purchaser and the Seller fail to resolve such dispute within thirty (30) calendar days after receipt by Purchaser and Newtek of the Claim Response corresponding to such dispute, any Party may commence appropriate legal proceedings in order to obtain a final judgment of a court of competent jurisdiction that is not subject to further reasonable appeal (a “Final Order”).

(iv) In the event that a Final Order contains a determination that a Purchaser Indemnified Party is entitled to indemnification in a specified amount (the “Judgment Amount”), Purchaser shall promptly deliver such Final Order to the Seller. Notwithstanding anything to the contrary in this Article 9, Purchaser and Newtek shall be entitled to the entire Judgment Amount.

(b) Third Party Claim or Loss.

(i) Except as otherwise provided in Section 7.4(d), if any Actions are instituted or any Claim or Demand is asserted by any third party (a “Third Party Claim”) in respect of which a Party may seek indemnification pursuant to the provisions of this Article 9 (an “Indemnified Party”) against another Party (an “Indemnifying Party”), the Indemnified Party shall promptly cause written notice of the assertion of any such Third Party Claim to be made to the Indemnifying Party. The Indemnifying Party shall have the right to defend the Indemnified Party against any such Third Party Claim. If the Indemnifying Party notifies the Indemnified Party within ten (10) calendar days after the date on which the Indemnifying Party receives notice of the Third Party Claim made on the Indemnified Party that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend such Third Party Claim with counsel selected by the Indemnifying Party (who shall be reasonably satisfactory to the Indemnified Party), by all appropriate proceedings, to a final conclusion or settlement at the discretion of the Indemnifying Party in accordance with this Section 9.3(b)(i). In such circumstances, the Indemnifying Party shall defend any such Third Party Claim in good faith and have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnifying Party shall not compromise or settle any such Third Party Claim without the written consent of the Indemnified

Party (which consent shall not be unreasonably withheld or delayed). The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim, and the Indemnified Party shall bear its own costs and expenses with respect to such participation; provided that such Indemnified Party shall be entitled to participate in any such defense or settlement with separate counsel at the expense of the Indemnifying Party if in the reasonable opinion of the Indemnified Party’s counsel a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable. The Parties shall cooperate fully with each other in connection with the defense, negotiation, and settlement of any such Third Party Claim.

(ii) If the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 9.3(b)(i), then the Indemnified Party shall have the right to defend, and be reimbursed for its reasonable cost and expense as and when incurred (including reasonable attorneys’ fees and expenses) in regard to the Third Party Claim with counsel selected by the Indemnified Party (who shall be reasonably satisfactory to the Indemnifying Party), by all Legal Proceedings, which Legal Proceedings shall be prosecuted diligently by the Indemnified Party. In such circumstances, the Indemnified Party shall defend any such Third Party Claim in good faith and have full control of such defense and proceedings; provided that the Indemnified Party may not enter into any compromise or settlement of such Third Party Claim if indemnification is to be sought hereunder, without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(iii) If an Indemnifying Party becomes obligated to indemnify an Indemnified Party hereunder, such Indemnifying Party shall pay to such Indemnified Party within three (3) Business Days after becoming so obligated the amount to which such Indemnified Party shall be entitled; provided that if the Indemnified Party is an Indemnified Purchaser Party, Purchaser may, in its sole discretion, set off, dollar for dollar, the amounts to which it may become entitled hereunder against amounts that would otherwise be payable to Seller pursuant to Section 9.6.

(c) The waiver of any condition based on the accuracy of any representation or warranty, or on the performance or compliance with any covenant or agreement, will not affect the right to indemnification or other remedy based on such representation, warranty, covenant or agreement.

9.4. Limitation on Indemnification.

(a) For purposes of determining the amount of Losses arising from any breach or inaccuracy, the representations and warranties of Seller set forth in Article 5 shall be read and interpreted as if the terms “material”, “Material Adverse Effect,” and words of similar meaning were not contained, set forth or otherwise included, directly or indirectly, in such representations or warranties.

(b) Neither Seller nor any Indemnified Purchaser Party shall make a Claim for indemnifiable Losses pursuant to Sections 9.1(a) or 9.2(a), respectively, unless the aggregate amount of indemnifiable Losses of Seller or all Indemnified Purchaser Parties, respectively, under Sections 9.1(a) or 9.2(a), respectively exceeds $150,000.00 (the “Threshold Amount”), and then, such Party shall be entitled to recover all Losses in excess of the Threshold Amount, and in no event shall the aggregate amount of the Losses pursuant to Sections 9.1(a) or 9.2(a), respectively, for which all Indemnified Purchaser Parties or Seller, respectively, shall be indemnified hereunder exceed $1,500,000.00 (the “Cap”). Notwithstanding the foregoing, neither the Threshold Amount nor the Cap (i) shall apply to breaches of any of the Fundamental Representations, breaches of any of the covenants set forth in Article 7 or the indemnities provided in Sections 9.1(b) and 9.2(b), or (ii) shall apply to, or shall in any way limit or impair the right of any Party to pursue, any rights, remedies or Claims based on fraud. The aggregate amount of the Losses for which all Indemnified Purchaser Parties or Seller, respectively, shall be indemnified hereunder for Losses attributable to breaches or inaccuracies of any of the Fundamental Representations, breaches of any of the covenants set forth in Article 7 or the indemnities provided in Sections 9.1(b) and 9.2(b), shall not exceed the Purchase Price.

(c) No Losses shall be recoverable hereunder that constitute punitive, consequential, incidental, indirect or special damages (unless such were awarded to a third party pursuant to a Third Party Claim for which the Indemnified Purchaser Parties were entitled to indemnification pursuant to this Article 9 and such claim for indemnification was actually made).

(d) No Claim under this Article 9 shall be made unless a Claim Notice (as applicable) has been given prior to the applicable Survival Date.

9.5. Survival Period.

(a) Representations and Warranties. (i) Representations and warranties made by any Party which were both (A) not true when made and (B) were made by such Party with intent to defraud shall survive in accordance with the applicable statute of limitations; (ii) representations and warranties set forth in Sections 5.1 (Organization and Power); 5.2(Authorization and Enforceability); 5.3(Non-Contravention; Consents); 5.5(Capitalization of Company; Title to Membership Interests); 5.6(Subsidiaries); 5.17(Taxes); and 5.22(Environmental Matters) (collectively, the “Fundamental Representations”) shall survive the Closing and continue in full force and effect until thirty (30) calendar days after the expiration of the applicable statute of limitations; and (iii) all other representations and warranties of Seller contained in Article 5 and of Purchaser contained in Article 6 shall survive the Closing and continue in full force and effect until the twelve (12) month anniversary of the Closing Date (each, a “Survival Date”), and all representations and warranties shall survive thereafter as to any Claims or Losses set forth with reasonable specificity in an Indemnity Notice or a Claim Notice given prior to the applicable Survival Date. The parties hereto specifically intend that the statutory statutes of limitations applicable to the respective representations and warranties be superseded and replaced by the applicable survival periods contained herein.

(b) Covenants and Agreements. All covenants and agreements made by any Party which are to be performed after the Closing Date shall survive until the applicable statute of limitations therefore has expired with respect to any breach thereof.

9.6. Right of Setoff. In the event of any dispute between Seller and any Indemnified Purchaser Party regarding any Claims for indemnification for Losses hereunder or otherwise, subject to the terms of this Section 9.6, Purchaser may (but is not obligated to do so), and is hereby authorized to, at any time and from time to time, set off and apply against any sum which is due and payable to Seller by Purchaser under this Agreement, any sum, Liability or other obligation pursuant to the provisions of the Agreement to be owed to Purchaser by Seller under this Agreement, including amounts owing to Purchaser pursuant to this Article 9. In the event of a dispute between Seller and Purchaser related to an indemnifiable Loss or otherwise which Purchaser seeks to set off and apply against any such amount which is due and payable to Seller by Purchaser under this Agreement (a “Disputed Indemnity Amount”), Purchaser shall deposit such amount that is due and payable to Seller into an account held in escrow by an escrow agent that is mutually agreeable to Purchaser and Seller Representative and such Disputed Indemnity Amount shall be held in escrow by such escrow agent pending a Final Order of such dispute in accordance with Section 9.3(a)(iii), and upon such Final Order, Purchaser and Seller Representative covenant to direct such escrow agent to disburse such Disputed Indemnity Amount in accordance with the terms of such Final Order. Purchaser and Seller shall split equally the cost of establishing and maintaining such escrow account.

9.7. Characterization of Indemnity Payments. Except as otherwise required by Applicable Law, any payment made pursuant to this Article 9 shall be treated by the Parties, for financial accounting and Tax purposes, as an adjustment to the Purchase Price.

9.8. Exclusive Remedy. Purchaser acknowledges and agrees that, from and after the Closing, its sole and exclusive remedy with respect to any and all claims relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, will be pursuant to the provisions set forth in this Article 9 and the Indemnified Purchaser Parties will have no other remedy or recourse with respect to any of the foregoing. In furtherance of the foregoing, Purchaser hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against the Seller relating (directly or indirectly) to the subject matter of this Agreement arising under or based upon any Law, and Purchaser acknowledges that no such Person will have any liability, responsibility or obligation arising under this Agreement or any exhibit or schedule hereto, or any ancillary agreement, certificate or other document entered into, made, delivered or made available in connection herewith, or as a result of any of the transactions contemplated hereby or thereby. Purchaser acknowledges and agrees that the Indemnified Purchaser Parties may not avoid such limitation on liability by (x) seeking damages for breach of contract, tort or pursuant to any other theory of liability, all of which are hereby waived or (y) asserting or threatening any claim against any Person that is not a party hereto (or a successor to a party hereto) for breaches of the representations, warranties and covenants contained in this Agreement.

ARTICLE 10

TERMINATION

10.1. Termination Events. This Agreement may be terminated at or prior to the Closing:

(a) by Purchaser or the Seller (on behalf of the Company) in writing, if there shall be any Order of any Governmental Authority which prohibits or restrains the Parties from consummating the Contemplated Transactions, and such Order shall have become final and non-appealable; provided, however, that prior to termination under this Section 10.1(a), the Party seeking to terminate this Agreement shall have used commercially reasonable efforts to have such Order vacated;

(b) by Purchaser or Newtek in writing, if the Closing has not occurred by August 31, 2015 (the “Termination Date”), unless due to the failure of Purchaser or Newtek to materially perform each of its respective obligations under this Agreement on or prior to the Closing Date;

(c) by the Seller in writing, if the Closing has not occurred by the Termination Date, unless due to the failure of Seller or Company to materially perform each of their respective obligations under this Agreement on or prior to the Closing Date;

(d) by Purchaser or Newtek, if any of the conditions set forth in Section 8.1 shall have become incapable of fulfillment, and shall not have been waived by Purchaser, provided, however, that Purchaser is not, as of the date it seeks to terminate this Agreement, in material breach of its obligations hereunder;

(e) by the Seller (on behalf of Seller and Company), if any of the conditions set forth in Section 8.2 shall have become incapable of fulfillment, and shall not have been waived by the Seller, provided, however, that none of Seller or Company are, as of the date the Seller seeks to terminate this Agreement, in material breach of their respective obligations hereunder; or

(f) by mutual written consent of Purchaser, Newtek and Seller (on behalf of itself and the Company).

10.2. Termination Procedure. In the event of termination by Purchaser or the Seller Representative pursuant to Section 10.1, written notice thereof shall forthwith be given to the other and the Contemplated Transactions shall be terminated, without further action by any Party. If the Contemplated Transactions are terminated as provided herein:

(a) Purchaser shall return all documents and other material received from Company and its Affiliates relating to the Contemplated Transactions, whether so obtained before or after the date hereof, to Company; and

(b) all information received by Purchaser with respect to the Business shall be treated as confidential in accordance with the Confidentiality Agreement.

10.3. Effect of Termination. If this Agreement is terminated and the Contemplated Transactions are not consummated as described above, this Agreement shall become null and void and of no further force and effect, except that (a) the obligations in Section 7.1, 7.13, this Section 10.3, and Article 9 will survive such termination and (b) no such termination shall relieve any Party from any Liability for any breach of this Agreement prior to such termination.

ARTICLE 11

GENERAL

11.1. Amendments; Waiver. No amendment, modification or discharge (other than by payment or performance) of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any of the Parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one (1) or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

11.2. Entire Agreement.

(a) This Agreement, including the Schedules and Exhibits, and the other Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements, understandings, and negotiations, whether written or oral, with respect to the subject matter of this Agreement; provided, that nothing contained in this Agreement shall be deemed to impair or reduce any Seller’s obligations or Company’s rights under the provisions of any employment agreement or restrictive covenant agreement entered into by and between Company and such Seller (each, a “Seller Restrictive Agreement”), all of which obligations and rights shall be independent of, and in addition to, Seller’s obligations or Company’s or Purchaser’s rights under this Agreement, and provided, further, that nothing contained in any Seller Restrictive Agreement shall be deemed to impair or reduce any Seller’s obligations or Company’s or Purchaser’s rights under this Agreement, all of which obligations and rights shall be independent of, and in addition to, any Seller’s obligations or Company’s rights under the Seller Restrictive Agreements.

(b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules and Exhibits (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a representation or warranty), the statements in the body of this Agreement will control.

11.3. Interpretation. When reference is made in this Agreement to any Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the preamble of this Agreement. The words “hereof,” “herein,” “hereby” and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate. The use of “or” is not intended to be exclusive unless expressly indicated otherwise. Any item disclosed in any part, subpart, section or subsection of the Disclosure Schedule referenced by a particular section or subsection in this Agreement shall be deemed to have been disclosed with respect to every other section and subsection in this Agreement if the relevance of such disclosure to such other section or subsection is reasonably apparent, notwithstanding the omission of an appropriate cross-reference. Capitalized terms used in the Disclosure Schedule but not otherwise defined therein shall have the respective meanings given to them in this Agreement. The specification of any dollar amount in the representations or warranties contained in this Agreement is not intended to imply that such amounts, or higher or lower amounts or other items, are or are not material, and no party shall use the fact of the setting of such amounts in any dispute or controversy as to whether any obligation, item or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement. Any item of information, matter or document disclosed or referenced in, or attached to, the Disclosure Schedule shall not (a) be used as a basis for interpreting the terms “material”, “Material Adverse Effect” or other similar terms in this Agreement or to establish a standard of materiality, (b) represent a determination that such item or matter did not arise in the ordinary course of business, (c) be deemed or interpreted to expand the scope of any party’s representations and warranties, obligations, covenants, conditions or agreements contained herein, (d) constitute, or be deemed to constitute, an admission of liability or obligation regarding such matter, (e) represent a determination that the consummation of the transactions contemplated by this Agreement requires the consent of any third party, (f) constitute, or be deemed to constitute, an admission to any third party concerning such item or matter or (g) constitute, or be deemed to constitute, an admission or indication by Seller or the Company that such item meets any or all of the criteria set forth in this Agreement for inclusion in the Disclosure Schedule. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

11.4. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.

11.5. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if they are: (a) delivered in person, (b) transmitted by facsimile (with confirmation), (c) mailed by certified or registered mail (return receipt requested), or (d) delivered by an express courier (with confirmation) to a Party at its address listed below (or at such other address as such Party shall deliver to the other Parties by like notice):

To Company:

Premier Payments LLC

98 Cutter Mill Road, Suite 231 South,

Great Neck, NY 11021

Facsimile:

Email: JRubin@premierpayments.com

Attention: Jeffrey Rubin, Managing Member

With a concurrent copy to:

Manatt Phelps & Phillips, LLP

1050 Connecticut Avenue, N.W., Suite 600

Washington, D.C. 20036

Facsimile: 202.637.1507

Email: BVanBrackle@manatt.com

Attention: Barrie VanBrackle, Esq.

To Seller:

Jeffrey Rubin

29 The Maples

Roslyn, New York 11576

Facsimile:

Email: JRubin@premierpayments.com

With a concurrent copy to:

Manatt Phelps & Phillips, LLP

1050 Connecticut Avenue, N.W., Suite 600

Washington, D.C. 20036

Facsimile: 202.637.1507

Email: BVanBrackle@manatt.com

Attention: Barrie VanBrackle, Esq.

To Purchaser or Newtek:

Newtek Business Services Corp.

Newtek Business Services Holdco 1, Inc.

212 West 35th Street, 2nd Floor

New York, New York 10001

Facsimile: 212.273.8170

Email:	bsloane@newteckbusinessservices.com and mschwartz@thesba.com

Attention:	Barry Sloane, Chief Executive Officer Michael A. Schwartz, Esq., Chief Legal Officer

With a concurrent copy to:

Pepper Hamilton LLP

The New York Times Building

620 Eighth Avenue, 37th Floor

New York, New York 10018-1405

Facsimile: 866.481.5989

Email: gallagherts@pepperlaw.com

Attention: Thomas S. Gallagher, Esq.

11.6. Binding Effect; Persons Benefiting; No Assignment. Neither the Seller or Company nor Purchaser or Newtek shall have the right to assign this Agreement without the prior written consent of the other Parties. Notwithstanding the foregoing, (a) Purchaser and Newtek may assign its rights and obligations under this Agreement to any Affiliate; and (b) any or all of the rights and interests of Purchaser or Newtek under this Agreement (i) may be assigned to any purchaser of substantially all of the assets of Purchaser or any of its Affiliates, (ii) may be assigned as a matter of law to the surviving entity in any merger, consolidation, share exchange or reorganization involving Purchaser or any of its Affiliates, and (iii) may be assigned as collateral security to any lender or lenders (including any agent for any such lender or lenders) or to any assignee or assignees of such lender, lenders or agent; provided that in the case of subclause (i) and (ii), Purchaser shall make proper provision so that the successors and assigns shall assume the obligations set forth in this Agreement. Subject to the preceding sentences, this Agreement shall be binding upon and inure to the benefit of each of the Parties and their respective heirs, successors and permitted assigns. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

11.7. Counterparts; Execution by Facsimile or Electronic Means. This Agreement may be executed in two or more counterparts (delivery of which may occur via facsimile), each of which shall be binding as of the date first written above, and, when delivered, all of which shall constitute one and the same instrument. A facsimile signature or electronically scanned copy of a signature shall constitute and shall be deemed to be sufficient evidence of a Party’s execution of this Agreement, without necessity of further proof. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

11.8. No Prejudice. The Parties acknowledge that the terms and language of this Agreement were the result of negotiations among the Parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any particular Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

11.9. Governing Law; Arbitration.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that state without giving effect to any choice or conflict of law provision or rule that would cause the application of the law of any jurisdiction other than the State of New York.

(b) The Parties hereto agree that binding arbitration shall be the sole means of resolving any claim or dispute under this Agreement or under any other agreement or document to be delivered in connection with the Contemplated Transactions. Such arbitration shall be conducted by a panel of three arbitrators selected pursuant to the then-current Commercial Rules of the American Arbitration Association at a time and place mutually agreeable to the Parties and the arbitrators within New York, New York; shall be non-appealable; shall be determined by the arbitrators in accordance with the rules of the American Arbitration Association; and the normal rules of evidence contained in the Federal Rules of Civil Procedure shall apply to such proceeding. The arbitrators shall be required to render a written opinion upon which their award is based upon the reasonable request of any party to such proceeding. The award of the arbitrators may be filed in any court as a judgment, including any state or federal court within the State of New York. The costs of such arbitration shall be shared equally between Purchaser and Seller and each shall pay its own counsel fees unless the arbitrators shall otherwise specifically determine as part of their award. If either Party fails to honor or pay any arbitration award within thirty (30) calendar days, the other shall be entitled to interest from such date as part of a court’s enforcement of such award. Prior to commencement of arbitration, emergency relief is available from any court to avoid irreparable harm.

11.10. Relationship. This Agreement does not create a relationship of association of persons, employment, agency or partnership between the Parties.

[NEXT PAGE IS SIGNATURE PAGE]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first set forth above.

Company:	PREMIER PAYMENTS LLC

	By:	/s/ Jeffrey Rubin
		Name:	Jeffrey Rubin
		Title:	Managing Member

Purchaser:	NEWTEK BUSINESS SERVICES HOLDCO 1, INC.

	By:	/s/ Barry Sloane
		Name:	Barry Sloane
		Title:	President and Chief Executive Officer

Seller:	JEFFREY RUBIN

/s/ Jeffrey Rubin
		Name:	Jeffrey Rubin

Newtek:	NEWTEK BUSINESS SERVICES CORP.

	By:	/s/ Barry Sloane
		Name:	Barry Sloane
		Title:	Chairman, Chief Executive Officer and President

[Signature page to Membership Interest Purchase Agreement]

EXHIBIT A

Definitions

For all purposes of the Agreement, the following terms shall have the respective meanings set forth in this Exhibit (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined).

“Acquisition Proposal” has the meaning set forth in Section 7.13.

“Action” has the meaning set forth in Section 5.15

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by or is under common control with such Person. The term “control,” for the purposes of this definition, means the power to direct or cause the direction of the management or policies of the controlled Person.

“Agreement” means this Membership Interest Purchase Agreement, as such may hereafter be amended from time to time.

“Allocated Consideration” has the meaning set forth in Section 7.4(c).

“Applicable Law” means any foreign, federal, state or local statute, law, treaty, ordinance, rule, regulation, Order, writ, injunction, judgment, decree or administrative pronouncement applicable to a Person or any such Person’s Affiliates, properties, assets, officers, directors, employees or agents.

“Assets” means all property and assets used in the business of a Person (whether real, personal, tangible or intangible).

“Balance Sheet” has the meaning set forth in Section 5.7.

“Balance Sheet Date” has the meaning set forth in Section 5.7.

“Books and Records” means all records, documents, lists and files relating to Company and its respective assets and properties and the Business, including executed originals (or copies of executed originals when executed originals are not available) of all Tax Returns, Contracts, purchase orders, sales orders, price lists, lists of accounts, customers, suppliers, employees, contractors, consultants and other personnel, shipping records, all product, business and marketing plans, sales and product brochures and catalogs and other sales literature and materials, and historical sales data and all books, ledgers, files, financial statements and other financial and accounting records (and related work papers and correspondence from accountants), minute books, deeds, title policies, computer files, programs and retrieved programs, environmental studies and plans and business records, whether in hard copy, electronic form or otherwise.

“Business Day” means any day other than Saturday, a Sunday or a day on which banks in New York, New York are authorized or required to be closed for regular banking business.

“Cap” shall have the meaning set forth in Section 9.4(b).

“CardConnect Agreement” means that certain agreement between Company and Charge Card Systems, Inc., predecessor to CardConnect LLC, dated March 24, 2008, as amended.

“Cash Consideration” has the meaning set forth in Section 3.1(b).

“Claim” means any written or oral demand, claim, complaint, suit, action, cause of action, investigation, proceeding or notice by any Person alleging actual or potential Liability for any Loss, or for any Default under any Applicable Law, Contract, Permit, Employee Benefit Plan or other instrument or agreement, including any written or oral demand, claim, complaint, suit, action, cause of action, investigation, proceeding or notice which may be subject to errors and omissions (or similar) insurance or otherwise relate to the professional competence of Company’s Employees.

“Claim Notice” has the meaning set forth in Section 9.3(a)(i).

“Claim Response” has the meaning set forth in Section 9.3(a)(ii).

“Closing” has the meaning set forth in Section 4.1.

“Closing Date” has the meaning set forth in Section 4.1.

“COBRA” has the meaning set forth in Section 5.18(b).

“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, as amended and supplemented from time to time, or any successors thereto.

“Company” has the meaning set forth in the first paragraph of this Agreement.

“Company 401(k) Plan” means the ADP TotalSource 401(k) plan.

“Confidential Information” has the meaning set forth in Section 7.1(b).

“Confidentiality Agreement” means that certain Confidentiality Agreement, by and between Newtek and Company, dated February 25, 2015.

“Consent” means any consent, approval, authorization, waiver, grant, franchise, concession, certificate, exemption, Order, registration, declaration, filing, report, notice or exemption with or to any Person.

“Consulting Agreement” has the meaning set forth in Section 4.2(a)(vii).

“Contemplated Transactions” means the sale and purchase of the Membership Interests hereunder and all of the transactions ancillary thereto which are referred to in this Agreement and the other Transaction Documents.

“Contract” means any written or oral contract, agreement, lease, license, instrument, purchase order, work order or other document or commitment, arrangement, undertaking, practice or authorization that is binding on any Person or its Assets under any Applicable Law.

“Conveyed Merchant Portfolios” has the meaning set forth in Section 3.1.

“Customer” means, with respect to a specified Person, any other Person to whom or which such specified Person (or any of its employees or independent contractors on behalf of such specified Person) has provided, at any time within the twenty four (24) months preceding a specified date, any services that such specified Person provides in the conduct of its Business.

“Customer Account” means the Merchant Processing Business account relationship between Company, on the one hand, and any Customer of Company, on the other hand, including any Person who or which is provided any of the Merchant Processing services as of the Closing Date by Company or the Seller Affiliates, regardless of whether such services are provided by Company or the Seller Affiliates or any of their respective agents.

“Customer Facing Person” means each officer, employee, independent contractor and other Person employed, supervised or controlled by Company or Seller, or for whom Company or Seller has a responsibility to supervise or control under Applicable Law or by Contract, who has marketed, sold, negotiated, serviced, administered, managed, provided advice with respect to, underwritten, had substantive contact with a Customer or otherwise transacted business for Company.

“Default” means (a) any violation, breach or default, (b) the occurrence of an event that, with the passage of time, the giving of notice or both, would constitute a violation, breach or default, or (c) the occurrence of an event that, with or without the passage of time, the giving of notice or both, would give rise to a right of termination, renegotiation or acceleration.

“Disclosure Schedule” has the meaning set forth in the introductory paragraph to Article 5.

“Disputed Indemnity Amount” has the meaning set forth in Section 9.6.

“EBITDA” means Company’s earnings along with the earnings with respect to the Conveyed Merchant Portfolios before interest expense, Taxes, depreciation and amortization, all as determined in accordance with GAAP in the Historical Manner of Determination.

“Elavon ISO Agreement” shall mean that certain agreement, dated March 28, 2012, by and between Elavon, Inc. and the Company, as the same may be amended from time to time thereafter.

“Employee Benefit Plan” means each “employee benefit plan” (as described in Section 3(3) of ERISA), and any other written or unwritten deferred compensation, pension, profit sharing, stock option, stock purchase, phantom stock, restricted stock or other equity-based award, change of control, severance or termination pay, savings, group insurance or retirement plan, agreement, arrangement or policy, and all vacation pay, severance pay, incentive compensation, commission, consulting, bonus and other employee benefit or fringe benefit plans, policies or arrangements sponsored or maintained by Company (including health insurance, life insurance and other benefit plans maintained for retirees) or with respect to which contributions are made or required to be made by Company or with respect to which Company has had or may have any current or contingent Liability.

“Employee or Employees” means all of the following: (i) all persons who are active employees of Company on the Closing Date, including such employees who on the Closing Date are on vacation, on a regularly scheduled day off from work, or on temporary leave for purposes of jury duty or annual two (2) week national service/military duty; (ii) employees of Company who on the Closing Date are on non-medical leaves of absence; (iii) employees of Company who are on disability or medical leave and for whom one hundred eighty (180) calendar days or less have elapsed since their last day of active employment; and (iv) employees of Seller Affiliates (exclusive of Jeffrey Rubin, Jordan Stein and Michael Langer).

“Encumbrance” means, with respect to any asset, any security interest, lien, encumbrance, pledge, mortgage, charge, conditional or installment sales Contract, title retention Contract, transferability restriction, community property or other spousal or partner interest, or other burden of any nature whatsoever attached to or adversely affecting such asset; provided, however, that this definition of “Encumbrance” shall not include Permitted Encumbrances or any license of Intellectual Property Rights.

“Environmental Laws” means any Applicable Law that relates to protection of human health or the environment or relates to or otherwise imposes liability or standards of conduct concerning discharges, emissions, releases or threatened releases of noise, odors or any pollutants, contaminants, wastes, or hazardous substances or materials, whether or not as matter or energy, into air, water or land or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants, wastes, hazardous substances or materials.

“Equity Consideration” has the meaning set forth in Section 3.1(b).

“ERISA” means the Employment Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder, as amended and supplemented from time to time, or any successors thereto.

“ERISA Affiliate” means any Person that is included with Company in a controlled group or affiliated service group under Sections 414(b), (c), (m) or (o) of the Code.

“Estimated Claim Amount” has the meaning set forth in Section 9.3(a)(i).

“Final Order” has the meaning set forth in Section 9.3(a)(iii).

“Financial Statements” has the meaning set forth in Section 5.7.

“FMV” has the meaning set forth in Section 3.1(b).

“Fundamental Representations” has the meaning set forth in Section 9.5.

“GAAP” means generally accepted accounting principles in the United States as in effect at the time any applicable financial statements were prepared or any act requiring the application of GAAP was performed consistently applied throughout the applicable period by such Person in the preparation of such financial statements.

“Goodwill” means (i) the expectation of continued patronage from Conveyed Merchant Portfolios and the associated Customers of Company and new patronage from prospective Customers of Company’s Merchant Processing Business, and (ii) the Business as a going concern and all of the goodwill incident to the Business.

“Governmental Authority” means any nation or government, any state, territory or municipality or other political subdivision, agency or instrumentality thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Substances” means any natural or artificial substance capable of causing harm to man or the environment and petroleum products, radioactive material, hazardous, acutely hazardous or toxic substance, material or constituent, or waste, defined and regulated as such under any Environmental Laws.

“Historical Manner of Determination” means calculated using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used by Company in the Ordinary Course of Business during the three (3) year period immediately preceding the Closing.

“Indebtedness” means, with respect to a Person, without duplication, any obligations of such Person: (i) for borrowed money, including related fees and expenses, issued in substitution for or exchange of indebtedness for borrowed money, including, with respect to Company, any inter-company amounts owed to Affiliates of Company, to the extent not included in the calculation of Working Capital; (ii) evidenced by notes, bonds, debentures or similar instruments; (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business); (iv) all obligations under terms that are or should be, in accordance with GAAP, recorded as capital leases; (v) Liabilities in respect of unfunded vested benefits under any Employee Benefit Plan; or (vi) in the nature of guarantees of the obligations described in clauses (i) through (v) above of any other Person.

“Indemnified Party” shall have the meaning set forth in Section 9.3(b)(i).

“Indemnified Purchaser Parties” has the meaning set forth in Section 9.1.

“Indemnifying Party” shall have the meaning set forth in Section 9.3(b)(i).

“Intellectual Property” means any copyrights, patents, trademarks, internet domain names and Trade Secrets.

“Interested Person” has the meaning set forth in Section 7.2(a)(ii).

“Interim Financial Statements” has the meaning set forth in Section 5.7.

“Irrevocable Direction Letter to Transfer Agent” has the meaning set forth in Section 4.2(b)(v).

“IRS” means the United States Internal Revenue Service.

“JRG” has the meaning set forth in Section 3.1.

“Judgment Amount” has the meaning set forth in Section 9.3(a)(iv).

“Knowledge” means: (a) with respect to an individual, such individual shall be deemed to have knowledge of a particular fact or other matter if (i) that individual is actually aware of that fact or matter or (ii) a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation of their direct reports regarding the accuracy of any representation or warranty contained in this Agreement; and (b) with respect to a Person other than an individual, such Person shall be deemed to have Knowledge of a particular fact or other matter if any individual who is serving as a director, officer, partner, executor or trustee (or in any similar capacity) of such Person or any Subsidiary thereof is actually aware of that fact or matter or a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation of their direct reports.

“Leased Real Property” has the meaning set forth in Section 5.10(b)

“Legal Proceeding” means any Claim or legal, administrative or other similar proceeding by or before any Governmental Authority or arbitration or alternative dispute resolution panel.

“Liability” means any direct or indirect liability, indebtedness, obligation, interest, penalty, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, known or unknown, asserted or unasserted and whether accrued, absolute, contingent, matured or unmatured, including any liability for Taxes.

“Lockup and Registration Rights Agreement” has the meaning set forth in Section 4.2(b)(iii).

“Loss” or “Losses” means any and all claims, losses, Liabilities, damages, costs and expenses (including reasonable attorney’s, accountant’s, consultant’s and expert’s fees and expenses) that are incurred by the relevant party.

“Material Adverse Effect” means any change, circumstance, effect, event, occurrence, state of facts or development that, individually or in the aggregate, is materially adverse to the financial condition, results of operations or business of Company, taken as a whole provided, however, that, none of the following shall be deemed in itself, either alone or in combination, to constitute a “Material Adverse Effect”, and shall not be taken into account in determining whether a “Material Adverse Effect” has occurred or would be expected to occur: (a) conditions affecting the economy generally of any country in which the Company conducts business, (b) any national or international political or social conditions, including an outbreak or escalation of hostilities, acts of terrorism, military acts, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to the foregoing, in each case whether or not involving the United States, (c) any change in conditions in the United States, foreign or global financial, banking or securities markets generally (including any disruption thereof and any decline in the price of any security or any market index or any change in interest or exchange rates), (d) changes in GAAP, (e) changes in any Law or other binding directives issued by any Governmental Authority, (f) any existing change, circumstance, effect, event, occurrence, state of facts or development of which Purchaser has knowledge as of the date hereof, (g) any adverse change, circumstance, effect, event, occurrence, state of facts or development (including any change in general legal, regulatory, political, economic or business conditions) that is generally applicable to the industries or markets in which the Company operates, (h) any hurricane, earthquake, flood or other natural disasters, (i) any action taken by the Company or Seller with the written consent of Purchaser, (j) the negotiation, execution, announcement or pendency of this Agreement and the transactions contemplated hereby, including any impact thereof on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees, (k) the taking of any action contemplated by this Agreement or the other agreements contemplated hereby, including compliance with the terms hereof and thereof and the completion of the transactions contemplated hereby and thereby or (l) any adverse change, circumstance, effect, event, occurrence, state of facts or development that is cured prior to the Closing; provided, however, with respect to a matter described in any of the foregoing clauses (a), (b), (c), (e) and (g), that such change, circumstance, effect, event, occurrence, state of facts or development does not have a materially disproportionate effect on the Company relative to similarly situated Persons operating in the industries in which the Company operates.

“Material Contract” has the meaning set forth in Section 5.16.

“Membership Interest Assignment” has the meaning set forth in Section 2.2.

“Membership Interests” has the meaning set forth in the Recitals.

“Merchant Processing Business” means the business of processing credit card and other financial payments for a merchant.

“Multi Employer Plan” means an Employee Benefit Plan described in Section 4001(a)(3) of ERISA.

“New Operating Agreement” has the meaning set forth in Section 7.10 hereof.

“Newtek” has the meaning set forth in the first paragraph of this Agreement.

“Newtek Stock” means shares of Newtek common stock, par value $0.02 per share.

“Non-Compete Agreement” has the meaning set forth in Section 4.2(a)(viii).

“Off-the-Shelf Software” means any applications software that is licensed to Company by a third party in its standard, unmodified condition pursuant to a “shrinkwrap,” “clickwrap” or other standard license agreement.

“Operating Agreement” means that certain Limited Liability Company Operating Agreement of Company, dated June 1, 2015, by and between the Company and Rubin, as amended.

“Order” means any judgment, order, writ, decree, injunction, award, ruling or other determination whatsoever of any Governmental Authority or any other entity or body (including any arbitration or similar panel) whose finding, ruling or holding is legally binding or is enforceable as a matter of right (in any case, whether preliminary or final).

“Ordinary Course of Business” means an action taken by Company that is consistent with the past practices of Company, is taken in the ordinary course of the normal day-to-day operations of Company

“Organizational Documents” means as to any Person, the charter, articles or certificate of incorporation, certificate of formation, bylaws, operating agreement, certificate of partnership, partnership agreement or other governing or constituent documents of such Person.

“Party” or “Parties” has the meaning set forth in the first paragraph of this Agreement.

“Permit or Permits” means all permits, licenses, consents, clearances, registrations, approvals, waivers, franchises, notices, authorizations and provider and supplier agreements issued by any Governmental Authority.

“Permitted Encumbrances” means: (i) any Encumbrance for utilities, assessments, Taxes or other governmental charges not yet due and payable or are being contested in good faith as of the Closing Date; (ii) any statutory Encumbrance arising in the Ordinary Course of Business by operation of law with respect to a Liability that is not yet due and payable as of the Closing Date; (iii) Encumbrances reflected or reserved against or otherwise disclosed on the balance sheets included in the Financial Statements or notes thereto or securing liabilities reflected in such balance sheets or notes thereto, (iv) construction, mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, lessor’s, landlord’s and other similar Encumbrances arising or incurred in the Ordinary Course of Business for amounts that are not yet delinquent or are being contested in good faith not yet due and payable, (v) easements, restrictive covenants, conditions, rights of way and similar encumbrances or impediments against any assets or properties of an entity and which individually or in the aggregate do not materially interfere with the business of such entity or the operation or occupancy of the asset or property to which they apply, (vi) Encumbrances granted to any financing source at the Closing in connection with any financing by Purchaser of the transactions contemplated hereby, (vii) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such real property, (viii) any Encumbrances disclosed in the Disclosure Schedule, (ix) minor irregularities and defects of title which individually or in the aggregate do not materially interfere with an entity’s business or the operation or occupancy of the property to which they apply, and (x) in respect of real property, matters that would be disclosed by an accurate survey or inspection of such property.

“Person” means an individual, partnership (limited or general), limited liability company, corporation, business trust, joint share company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Post-Closing Period” means all Tax periods that begin on or after the Closing Date.

“Pre-Closing Period” means all Tax periods that end on or prior to the Closing Date.

“Predecessor Entities” has the meaning set forth in Section 9.1(b)(iii).

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchased Assets” has the meaning set forth in Section 7.4(c).

“Purchaser” has the meaning set forth in the first paragraph of this Agreement.

“Real Property Leases” has the meaning set forth in Section 5.10(b).

“Receivables” has the meaning set forth in Section 5.9.

“Released Claims” has the meaning set forth in Section 7.7.

“Released Parties” has the meaning set forth in Section 7.7.

“Relevant Group” means any affiliated, combined, consolidated, unitary or similar group of which Company (or a predecessor) is or was a member.

“Representatives” has the meaning set forth in Section 7.1(b).

“Restricted Business” has the meaning set forth in Section 7.2(a)(i).

“Restricted Period” has the meaning set forth in Section 7.2.

“Restrictive Covenants” means the covenants of the Sellers contained in Section 7.2.

“Restricted Territory” means anywhere in the United States.

“Rubin” has the meaning set forth in the first paragraph of this Agreement.

“Securities” means, with respect to a Person that is an entity, any limited liability company membership interests, shares of capital stock, options, warrants, notes, bonds or other equity or debt securities of such Person which have ever been offered or sold by such Person.

“Securities Act” means the Securities Act of 1933, or any successors thereto, and the rules and regulations promulgated thereunder, as amended and supplemented from time to time.

“Seller” has the meaning set forth in the first paragraph of this Agreement.

“Seller Affiliate” or “Seller Affiliates” has the meaning set forth in Section 3.1.

“Seller Restrictive Agreement” has the meaning set forth in Section 11.2(a).

“Software” means any computer software of any nature whatsoever, including all systems software, all applications software, whether for general business usage (e.g., accounting, finance, word processing, graphics, spreadsheet analysis, etc.) or specific, unique-to-the-business usage (e.g., purchase or service order processing, etc.), all computer operating, security or programming software, and any and all written documentation and object and source codes related thereto, including Custom Software, which is any computer software that has been developed or designed for use in the Business, and Off-the-Shelf Software.

“Statement of Income” has the meaning set forth in Section 5.7.

“Straddle Period” means all Tax periods that begin on or before, and end after, the Closing Date.

“Subsidiary” means as to any Person, any Person, a majority of the outstanding voting securities of which are owned directly or indirectly by such Person.

“Summit” has the meaning set forth in Section 3.1.

“Survival Date” has the meaning set forth in Section 9.5.

“Tax Audit” means an investigation by any Governmental Authority in connection with Tax.

“Tax Claim” means any claim submitted or received from a Governmental Authority in connection with Tax.

“Tax Return” means any return, report, declaration, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” or “Tax” means all taxes, social security charges, contributions, duties and other levies of whatever nature, separately or jointly due to, payable to, levied by, imposed upon by, claimed to be owed to, awarded by or held responsible for by any supranational, national, federal, state, provincial, municipal, local, foreign or other authority having the power to tax, including but not limited to corporate income tax, such tax taken to include surtax, wage tax, value added tax, social security contributions and employee social security contributions, income tax, tax on profits, tax on gross receipts, license tax, packaging tax, payroll tax, employment tax, customs and excise duties, tax on severance payments, stamp duty, environmental tax, occupation levies, premium tax, windfall profit tax, unclaimed property, environmental taxes and duties, capital tax and other legal transaction taxes, franchise tax, withholding tax, tax on disability or unemployment payments, real property tax, personal property tax, sales tax, tax based on use, transfer tax, registration tax, municipal tax, estimated or preliminary tax, or any other tax of any kind whatsoever, including any interest, penalties, or other additions thereto, whether disputed or not.

“Termination Date” has the meaning set forth in Section 10.1(b).

“Third Party Claim” shall have the meaning set forth in Section 9.3(b)(i).

“Threshold Amount” shall have the meaning set forth in Section 9.4(b).

“Trade Secrets” means rights arising from or in respect to trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, concepts, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information whether protected, created or arising under the laws of the United States or any other jurisdiction.

“Transfer Agent” means American Stock Transfer & Trust Company, LLC, the transfer agent for Newtek’s shares of stock.

“Transaction Documents” means this Agreement and any other documents that are executed and delivered in connection with Contemplated Transactions, including without limitation, the Membership Interest Assignment, the Employment Agreement, the Lockup and Registration Rights Agreement, the Consulting Agreement and the Non-Compete Agreement.

“Wire Transfer” means a payment in immediately available funds by wire transfer in U.S. Dollars to such account or accounts as shall have been designated by written notice to the paying party through normal banking channels.

“2014 Year-End Financial Statements” has the meaning set forth in Section 5.7.

EXHIBIT B

LIMITED LIABILITY COMPANY MEMBERSHIP INTEREST ASSIGNMENT

FOR VALUE RECEIVED, the undersigned does hereby sell, assign and transfer to Newtek Business Services Holdco 1, Inc., a New York corporation, all limited liability company membership interests (the “Membership Interests”) of Premier Payments LLC, a New York limited liability company (the “Company”), standing in the name of the undersigned on the books of the Company, being all of the Membership Interests and/or other equity interests in the Company held by the undersigned. The undersigned does hereby irrevocably constitute and appoint the Company as attorney to transfer the Membership Interests on the books and records of the Company, with full power of substitution in the premises.

Dated: July 23, 2015

JEFFREY RUBIN

Name: Jeffrey Rubin

B-1

EXHIBIT C

[Reserved]

C-1

EXHIBIT D

Seller Wiring Instructions

[    ]

Seller Securities Account Information

[    ]

D-1

EXHIBIT E

Irrevocable Direction Letter to Transfer Agent

E-1

EXHIBIT F

Form Employment Agreement

(see attached)

F-1

EXHIBIT G

Form of Lockup and Registration Rights Agreement

(see attached)

G-1

EXHIBIT H

Form of Consulting Agreement

(see attached)

H-1

EXHIBIT I

Form of Non-Compete Agreement

(see attached)

I-1